Exhibit 99.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Lyondell Chemical Company is responsible for establishing and maintaining adequate internal control over financial reporting. Lyondell’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Lyondell acquired Millennium, now a wholly owned subsidiary of Lyondell, on November 30, 2004. Millennium’s sales and other operating revenues that are included in Lyondell’s consolidated sales and other operating revenues comprise approximately 2% of the consolidated Lyondell revenues for the year ended December 31, 2004. Total assets of Millennium comprise approximately 24% of the consolidated Lyondell total assets as of December 31, 2004. Since the acquisition occurred late in 2004, Lyondell management was not required to include the businesses of Millennium in its assessment of the effectiveness of internal control over financial reporting for Lyondell as of December 31, 2004. Accordingly, the businesses of Millennium are excluded from Lyondell management’s assessment of the effectiveness of its internal control over financial reporting as of December 31, 2004.

Lyondell management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on its assessment, Lyondell’s management has concluded that the Company’s internal control over financial reporting (which assessment excluded the Millennium businesses, as permitted and discussed above) was effective as of December 31, 2004 based on those criteria.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements included in this Annual Report on Form 10-K, has audited management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, as stated in their report that appears on the following page.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Lyondell Chemical Company:

We have completed an integrated audit of Lyondell Chemical Company’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Lyondell Chemical Company and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Accounting for Goodwill and Other Intangible Assets.”

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation—Transition and Disclosure.”

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 8, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Millennium Chemicals Inc. from its assessment of internal control over financial reporting as of December 31, 2004 because it was acquired by the Company in a purchase business combination during 2004. We have also excluded Millennium Chemicals Inc. from our audit of internal control over financial reporting. Millennium Chemicals Inc. is a wholly-owned subsidiary whose total assets and total revenues represent 24% and 2%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Houston, Texas

March 16, 2005

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
Millions of dollars, except per share data	2004	2003	2002
Sales and other operating revenues	$5,968	$3,801	$3,262

Operating costs and expenses:
Cost of sales	5,475	3,599	2,898
Selling, general and administrative expenses	283	166	160
Research and development expenses	41	37	30
Purchased in-process research and development	64	—	—

	5,863	3,802	3,088

Operating income (loss)	105	(1)	174

Interest expense	(463)	(415)	(384)
Interest income	14	23	11
Other income (expense), net	(30)	15	(29)

Loss before equity investments and income taxes	(374)	(378)	(228)

Income (loss) from equity investments:
Equistar Chemicals, LP	141	(228)	(117)
LYONDELL-CITGO Refining LP	303	144	135
Other	7	(19)	(4)

	451	(103)	14

Income (loss) before income taxes	77	(481)	(214)

Provision for (benefit from) income taxes	23	(179)	(66)

Net income (loss)	$54	$(302)	$(148)

Basic and diluted earnings (loss) per share	$0.29	$(1.84)	$(1.10)

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
Millions, except shares and par value data	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$804	$438
Accounts receivable:
Trade, net	1,437	365
Related parties	132	84
Inventories	1,619	347
Prepaid expenses and other current assets	189	82
Deferred tax assets	276	43

Total current assets	4,457	1,359
Property, plant and equipment, net	7,215	2,640
Investments and long-term receivables:
Investment in Equistar Chemicals, LP	—	965
Investment in PO joint ventures	838	866
Investment in and receivable from LYONDELL-CITGO Refining LP	192	232
Other investments and long-term receivables	160	85
Goodwill, net	2,175	1,080
Other assets, net	891	406

Total assets	$15,928	$7,633

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable:
Trade	$1,071	$284
Related parties	126	147
Current maturities of long-term debt	308	—
Accrued liabilities	790	268

Total current liabilities	2,295	699
Long-term debt	7,555	4,151
Other liabilities	1,747	680
Deferred income taxes	1,477	792
Commitments and contingencies
Minority interest	181	155
Stockholders’ equity:
Common stock, $1.00 par value, 420,000,000 shares authorized, 244,541,913 and 142,330,000 shares issued, respectively	245	142
Series B common stock, $1.00 par value, 80,000,000 shares authorized, zero and 36,823,421 shares issued, respectively	—	37
Additional paid-in capital	3,000	1,571
Retained deficit	(600)	(474)
Accumulated other comprehensive income (loss)	56	(54)
Treasury stock, at cost, 856,915 and 2,360,834 shares, respectively	(28)	(66)

Total stockholders’ equity	2,673	1,156

Total liabilities and stockholders’ equity	$15,928	$7,633

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
Millions of dollars	2004	2003	2002
Cash flows from operating activities:
Net income (loss)	$54	$(302)	$(148)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	289	250	244
(Income) loss from equity investments	(451)	103	(14)
Distributions of earnings from affiliates	424	144	135
Deferred income taxes	19	(172)	(24)
Purchased in-process research and development	64	—	—
Debt prepayment charges and premiums	18	5	23
Gain on sale of equity interest	—	(18)	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	24	(54)	(7)
Inventories	(137)	14	(14)
Accounts payable	(11)	61	13
Income taxes refundable (payable), net	15	27	62
Other assets and liabilities, net	74	45	19

Net cash provided by operating activities	382	103	289

Cash flows from investing activities:
Expenditures for property, plant and equipment	(83)	(268)	(22)
Distributions in excess of earnings from affiliates	95	111	—
Contributions and advances to affiliates	(53)	(137)	(114)
Cash received in acquisition of Equistar Chemicals, LP	85	—	—
Cash received in acquisition of Millennium Chemicals Inc.	367	—	—
Purchase of equity interest in Equistar	—	—	(440)
Proceeds from sale of equity interest	—	28	—
Maturity (purchase) of other short-term investments	—	44	(44)
Other	(12)	—	(3)

Net cash provided by (used in) investing activities	399	(222)	(623)

Cash flows from financing activities:
Repayment of long-term debt	(319)	(103)	(543)
Dividends paid	(127)	(116)	(109)
Issuance of long-term debt	4	318	591
Issuance of Series B common stock, warrants and right	—	—	440
Issuance of common stock	—	171	110
Other	23	(4)	(18)

Net cash provided by (used in) financing activities	(419)	266	471

Effect of exchange rate changes on cash	4	5	3

Increase in cash and cash equivalents	366	152	140
Cash and cash equivalents at beginning of period	438	286	146

Cash and cash equivalents at end of period	$804	$438	$286

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Series B Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Net Stockholders’ Equity	Comprehensive Income (Loss)
Millions of dollars	Issued	Treasury
Balance, January 1, 2002	$120	$(75)	$—	$854	$247	$(397)	$749
Net loss	—	—	—	—	(148)	—	(148)	$(148)
Cash dividends ($0.90 per share)	—	—	—	—	(109)	—	(109)	—
Foreign currency translation	—	—	—	—	-—	189	189	189
Minimum pension liability, net of tax of $34	—	—	—	—	—	(65)	(65)	(65)
Issuance of 34,000,000 shares Series B common stock	—	—	34	405	—	—	439	—
Issuance of 8,280,000 shares of common stock	8	—	—	102	—	—	110	—
Issuance of warrants and right	—	—	—	11	—	—	11	—
Series B stock dividends, 568,224 shares	—	—	1	7	(8)	—	—	—
Other	—	—	—	1	—	2	3	2

Comprehensive loss								$(22)

Balance, December 31, 2002	$128	$(75)	$35	$1,380	$(18)	$(271)	$1,179
Net loss	—	—	—	—	(302)	—	(302)	$(302)
Cash dividends ($0.90 per share)	—	—	—	—	(116)	—	(116)	—
Series B stock dividends, 2,255,197 shares	—	—	2	30	(32)	—	—	—
Foreign currency translation, net of tax of $13	—	—	—	—	—	191	191	191
Minimum pension liability, net of tax of $13	—	—	—	—	—	24	24	24
Reissuance of 324,886 treasury shares under benefit plans	—	9	—	—	(6)	—	3	—
Issuance of 13,800,000 shares of common stock	14	—	—	157	—	—	171	—
Non-qualified stock option grants	—	—	—	4	—	—	4	—
Other	—	—	—	—	—	2	2	2

Comprehensive loss								$(85)

Balance, December 31, 2003	$142	$(66)	$37	$1,571	$(474)	$(54)	$1,156
Net income	—	—	—	—	54	—	54	$54
Cash dividends ($0.90 per share)	—	—	—	—	(127)	—	(127)	—
Series B stock dividends, 1,784,439 shares	—	—	2	32	(34)	—	—	—
Foreign currency translation, net of tax of $36	—	—	—	—	—	110	110	110
Minimum pension liability, net of tax of zero	—	—	—	—	—	1	1	1
Reissuance of 1,506,094 treasury shares under benefit plans	—	42	—	—	(19)	—	23	—
Issuance of 477,677 shares of common stock under benefit plans	1	—	—	6	—	—	7	—
Issuance of 63,126,376 shares of common stock in acquisition of Millennium Chemicals Inc.	63	—	—	1,370	—	—	1,433	—
Conversion of 1,277,921 stock options of Millennium Chemicals Inc.	—	—	—	11	—	—	11	—
Non-qualified stock option grants	—	—	—	5	—	—	5	—
Conversion of Series B stock to common stock, 38,607,860 shares	39	—	(39)	—	—	—	—	—
Other	—	(4)	—	5	—	(1)	—	(1)

Comprehensive income								$164

Balance, December 31, 2004	$245	$(28)	$—-	$3,000	$(600)	$56	$2,673

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Company and Operations

Lyondell Chemical Company (“LCC”), together with its consolidated subsidiaries (collectively, “Lyondell” or “the Company”), is a global chemical company that manufactures and markets a variety of basic chemicals and gasoline blending components. As a result of Lyondell’s acquisition of Millennium Chemicals Inc. (“Millennium”) and Lyondell’s resulting 100% ownership of Millennium and Equistar Chemicals, LP (“Equistar”) (see Note 3), the operations of Millennium and Equistar are consolidated prospectively from December 1, 2004.

The ethylene, co-products and derivatives (“EC&D”) segment includes the ethylene; co-products, such as propylene, butadiene and aromatics; and derivatives, including ethylene oxide, ethylene glycol and polyethylene businesses of Equistar; and the Millennium acetyls business, including vinyl acetate monomer (“VAM”), acetic acid and methanol.

Through November 30, 2004, Lyondell’s EC&D operations, excluding acetyls, were conducted through its 70.5% ownership interest in Equistar, which was accounted for using the equity method (see Note 5). After November 30, 2004, Equistar became a wholly owned subsidiary of Lyondell.

The propylene oxide and related products (“PO&RP”) segment includes propylene oxide (“PO”); its co-products, styrene monomer (“SM” or “styrene”), and tertiary butyl alcohol (“TBA”), together with its derivative, methyl tertiary butyl ether (“MTBE”); PO derivatives, including propylene glycol (“PG”), propylene glycol ethers (“PGE”) and butanediol (“BDO”); and toluene diisocyanate (“TDI”). These products were formerly referred to as the intermediate chemicals and derivatives (“IC&D”) segment.

The inorganic chemicals segment includes Millennium’s titanium dioxide (“TiO2”) and related products business.

Lyondell’s refining segment operations are conducted through its joint venture ownership interest in LYONDELL-CITGO Refining LP (“LCR”) (see Note 6). Lyondell accounts for its investment in LCR using the equity method. LCR produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics and lubricants.

2. Summary of Significant Accounting Policies

Basis of Presentation—The consolidated financial statements include the accounts of Lyondell Chemical Company and its consolidated subsidiaries. Investments in joint ventures where Lyondell exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method of accounting. Under those circumstances, the equity method is used even though Lyondell’s ownership percentage may exceed 50%.

Revenue Recognition—Revenue from product sales is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment. Revenue is recognized at the time of delivery if Lyondell retains the risk of loss during shipment. For products that are shipped on a consignment basis, revenue is recognized when the customer uses the product. Costs incurred in shipping products sold are included in cost of sales. Billings to customers for shipping costs are included in sales revenue.

Cash and Cash Equivalents—Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates fair value. Lyondell’s policy is to invest cash in conservative, highly rated instruments and to limit the amount of credit exposure to any one institution.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Lyondell has no requirements for compensating balances in a specific amount at a specific point in time. Lyondell does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Lyondell’s discretion. As a result, none of Lyondell’s cash is restricted.

Allowance for Doubtful Accounts—Lyondell establishes provisions for doubtful accounts receivable based on management’s estimates of amounts that it believes are unlikely to be collected. Collectability of receivables is reviewed and the allowance for doubtful accounts is adjusted at least quarterly, based on aging of specific accounts and other available information about the associated customers.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, Plant and Equipment—Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally 25 years for major manufacturing equipment, 30 years for buildings, 5 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information system equipment. Upon retirement or sale, Lyondell removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Consolidated Statement of Income. Lyondell’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment—Lyondell evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell the assets.

Goodwill—Goodwill represents the excess of purchase price paid over the fair value assigned to the net tangible and identifiable intangible assets of acquired businesses. Goodwill is reviewed for impairment at least annually.

Turnaround Maintenance and Repair Costs—Costs of maintenance and repairs exceeding $5 million incurred in connection with turnarounds of major units at Lyondell’s manufacturing facilities are deferred and amortized using the straight-line method over the period until the next planned turnaround, predominantly 4 to 7 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Identifiable Intangible Assets—Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over periods of 3 to 10 years.

Other intangible assets are carried at amortized cost and primarily consist of deferred debt issuance costs, patents and license costs, capacity reservation fees and other long-term processing rights and costs. These assets are amortized using the straight-line method over their estimated useful lives or the term of the related agreement, if shorter.

Environmental Remediation Costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operations and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

Income Taxes—Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of net operating loss carryforwards. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Minority Interest—Minority interest primarily represents the interests of unaffiliated investors in a partnership that owns Lyondell’s PO/SM II plant at the Channelview, Texas complex, a partnership that owns the LaPorte Methanol Company plant in LaPorte, Texas, and in Lyondell’s TiO2 operations in Brazil. The minority interest share of the partnerships’ income or loss is reported in “Other income (expense), net” in the Consolidated Statement of Income.

Foreign Currency Translation—Lyondell operates primarily in three functional currencies: the euro for operations in Europe, the real for operations in Brazil, and the U.S. dollar for the U.S. and other locations, including manufacturing and marketing operations in Australia, product sales of which are generally in U.S. dollars.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting and Reporting Changes—In the first quarter 2003, Lyondell adopted the “fair value” method of accounting for employee stock options, the preferred method as defined by SFAS No. 123, Accounting for Stock-Based Compensation. Lyondell is using the prospective transition method, one of three alternatives under SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, for a voluntary change to the fair value method. Under the prospective transition method, an estimate of the fair value of options granted to employees during 2003 and thereafter is charged to earnings over the related vesting periods. The effect of this change for the years ended December 31, 2004 and 2003 is shown in the table below.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Prior to 2003, Lyondell accounted for employee stock options under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost was recognized in connection with stock options granted prior to 2003 under Lyondell’s plans. The pro forma effect on net income and earnings per share of measuring compensation expense for such grants in the manner prescribed in SFAS No. 123 is summarized in the table below.

Millions of dollars, except per share data	2004	2003	2002
Reported net income (loss)	$54	$(302)	$(148)
Add stock-based compensation expense included in net income, net of tax	3	3	—
Deduct stock-based compensation expense using fair value method for all options awarded, net of tax	(4)	(6)	(9)

Pro forma net income (loss)	$53	$(305)	$(157)

Basic and diluted earnings (loss) per share:
Reported	$0.29	$(1.84)	$(1.10)
Pro forma—basic	$0.29	$(1.86)	$(1.17)
Pro forma—diluted	$0.28	$(1.86)	$(1.17)

Assumptions:
Fair value per share of options granted	$3.38	$3.02	$4.21
Fair value assumptions:
Dividend yield	6.38%	6.37%	6.06%
Expected volatility	35%	42%	47%
Risk-free interest rate	4.58%	4.23%	5.54%
Maturity, in years	10	10	10

Effective January 1, 2002, Lyondell implemented SFAS No. 142, Goodwill and Other Intangible Assets. Upon implementation of SFAS No. 142, Lyondell reviewed its goodwill for impairment and concluded that goodwill was not impaired. However, Equistar reviewed its goodwill for impairment and concluded that the entire balance was impaired, resulting in a $1.1 billion charge to Equistar’s earnings as of January 1, 2002 (see Note 5). The conclusion was based on a comparison to Equistar’s indicated fair value, using multiples of EBITDA (earnings before interest, taxes, depreciation and amortization) for comparable companies as an indicator of fair value. Lyondell’s 41% share of the Equistar charge was offset by a corresponding reduction in the excess of Lyondell’s 41% share of Equistar’s partners’ capital over the carrying value of Lyondell’s investment in Equistar. Consequently, there was no net effect of the impairment on Lyondell’s earnings or investment in Equistar. As a result of implementing SFAS No. 142, Lyondell’s pretax income in 2002 and subsequent years is favorably affected by $30 million annually because of the elimination of Lyondell’s goodwill amortization.

Anticipated Accounting Changes—In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. The primary focus of this Statement is accounting for transactions in which an entity obtains employee services in share-based payment transactions, such as by the granting of stock options. Lyondell will be required to apply SFAS No. 123 (revised 2004) no later than the third quarter 2005, using the fair value-based method of accounting for share-based payment transactions with employees, rather than the intrinsic method previously allowed by APB Opinion No. 25, Accounting for Stock Issued to Employees. As noted above, Lyondell has already adopted the fair-value-based method for accounting for its share-based payment transactions with employees, and SFAS No. 123 (revised 2004) is not expected to have a material impact on Lyondell’s financial statements.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Also in December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions, to eliminate the exception for nonmonetary exchanges of similar productive assets, which is replaced with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. Lyondell will be required to adopt SFAS No. 153 no later than the third quarter 2005 with prospective application. Lyondell is currently evaluating the impact, if any, that application of SFAS No. 153 will have on its financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. The statement requires recognition of any abnormal amounts of idle facility expense, freight, handling costs, and spoilage as period costs. The provisions of SFAS No. 151 will be applied prospectively upon implementation, which is required no later than the first quarter 2006. Lyondell does not expect application of SFAS No. 151 to have a material impact on its financial statements.

3. Acquisition of Millennium Chemicals Inc.

On November 30, 2004, Lyondell completed the acquisition of Millennium (the “Acquisition”), in a stock-for-stock business combination, to, among other things, broaden the Company’s product base and to consolidate ownership of Equistar. In the Acquisition, Lyondell issued 63.1 million shares of Lyondell common stock to Millennium’s shareholders, and Millennium became a wholly owned subsidiary of Lyondell. Millennium is the second-largest producer of TiO2 in the world and a merchant seller and producer of TiO2-related products. It is also the second-largest producer of acetic acid and VAM in North America. Millennium owns a 29.5% interest in Equistar, which, upon completion of the Acquisition, also became a wholly owned subsidiary of Lyondell.

The results of operations of Millennium and Equistar are included in Lyondell’s Consolidated Statement of Income prospectively from December 1, 2004. Prior to December 1, 2004, Lyondell’s interest in Equistar was accounted for using the equity method of accounting (see Note 5). The aggregate purchase price was $1,469 million, including the 63.1 million shares of Lyondell common stock valued at $1,438 million, payment of transaction costs of $20 million ($12 million of which were paid as of December 31, 2004, which is included in other investing activities on the statement of cash flows) and the fair value of employee stock options of approximately $11 million. The value of the 63.1 million shares of Lyondell common stock issued was determined based on a Lyondell common stock share price of $22.78, which was computed using the average closing price of Lyondell common stock for the period commencing two trading days prior to and ending two trading days after October 5, 2004, the date on which the exchange ratio became fixed without subsequent revision.

The unaudited pro forma combined historical results of Lyondell, Millennium and Equistar, giving effect to the Acquisition, assuming the transaction was consummated as of the beginning of each period presented are as follows:

	For the year ended December 31,
Millions of dollars, except per share data	2004	2003
Sales and other operating revenues	$15,170	$11,362
Income (loss) before cumulative effect of accounting change	127	(518)
Net income (loss)	127	(519)
Basic earnings (loss) per share	0.53	(2.30)
Diluted earnings (loss) per share	0.52	(2.30)

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Acquisition of Millennium Chemicals Inc.—(Continued)

The unaudited pro forma data presented above are not necessarily indicative of the results of operations of Lyondell that would have occurred had such transactions actually been consummated as of the beginning of 2004 and 2003, respectively, nor are they necessarily indicative of future results.

The purchase price of $1,469 million has been allocated to the assets acquired and liabilities assumed based upon the estimated fair value of such assets and liabilities at the date of acquisition. The purchase price allocation used in the preparation of these financial statements is preliminary due to the continuing analyses relating to the determination of the fair values of the assets acquired and liabilities assumed. Any changes to the fair value of net assets acquired, based on information as of the acquisition date, will result in an adjustment to the fair value of the assets acquired and liabilities assumed and a corresponding adjustment to goodwill. Management does not expect the finalization of these matters to have a material effect on the allocation. The excess of the purchase price paid over the estimated fair value of net assets acquired was allocated to goodwill, which is not deductible for tax purposes.

The fair value of the Millennium assets acquired and liabilities assumed at the date of the Acquisition was as follows:

Millions of dollars
Cash and cash equivalents	$367
Other current assets	862
Property, plant and equipment	911
Goodwill	997
Investment in Equistar	1,319
Other assets	120
Purchased in-process research and development	60
Current liabilities	(484)
Long-term debt	(1,654)
Other liabilities	(592)
Deferred taxes	(407)
Minority interest	(34)
Investment in treasury stock	4

Total allocated purchase price	$1,469

The Company has completed a preliminary assignment of the goodwill recorded as a result of the Acquisition to reportable segments. Goodwill of $156 million was assigned to the acetyls business, which is part of Lyondell’s EC&D segment, and goodwill of $841 million was assigned to the inorganic chemicals segment. Management does not expect the finalization of the purchase price allocation to have a material effect on the assignment of goodwill to reportable segments.

As a result of the acquisition of Millennium, Lyondell owns 100% of Equistar prospectively from December 1, 2004. The acquisition of Equistar through Lyondell’s contribution of assets for its original 41% ownership interest, acquisition of a 29.5% interest from Occidental Petroleum Corporation (together with its subsidiaries and affiliates, collectively “Occidental”) on August 22, 2002, and acquisition of the remaining 29.5% interest through Lyondell’s acquisition of Millennium, was accounted for as a step-acquisition. As a result, 29.5% of each Equistar asset and liability was recorded at fair value as of the date the Acquisition was completed, 29.5% of each Equistar asset and liability was recorded at an adjusted book value as of the date the

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Acquisition of Millennium Chemicals Inc.—(Continued)

Acquisition was completed, based on fair value as of August 22, 2002, and the remaining 41% interest was reflected at its historical carrying value.

The following table provides information regarding the Equistar purchase price and the fair value of the Equistar assets acquired and liabilities assumed at the date of the Acquisition:

Millions of dollars
Historical carrying value of Lyondell’s original asset contribution	$339
Carrying value of Lyondell’s 29.5% interest in Equistar purchased from Occidental	646
Fair value of Millennium’s 29.5% interest in Equistar	1,319

Total purchase price	$2,304

Cash	$85
Other current assets	1,660
Property, plant and equipment, net	3,709
Goodwill	99
Investments	60
Other assets	337
Purchased in-process research and development	4
Current liabilities	(857)
Long-term debt	(2,359)
Other liabilities	(434)

Total allocated purchase price	$2,304

The fair value of Millennium’s 29.5% interest in Equistar as of November 30, 2004 was calculated based on the equity consideration issued for the interest acquired from Occidental on August 22, 2002, adjusted for changes in the Lyondell common stock price through November 30, 2004, deferred tax liabilities of $260 million, and a premium proportionate to the premium paid in Lyondell’s purchase of Millennium. Lyondell determined that the August 22, 2002 transaction, representing an observable transaction in the marketplace, was the best available evidence to determine the fair value of Millennium’s investment in Equistar. Lyondell considered all available information, including market multiples and discounted cash flow analyses, to verify the appropriateness of Lyondell’s estimate of the fair value of Millennium’s 29.5% interest in Equistar based on the August 22, 2002 transaction.

The carrying value of Lyondell’s 29.5% interest in Equistar purchased from Occidental on August 22, 2002 represents the purchase price of $804 million as of August 22, 2002, adjusted for the proportionate amount of Equistar net losses and distributions to partners for the period from the acquisition to November 30, 2004, and for amortization of the excess purchase price over the underlying interest in Equistar’s partners’ capital. Lyondell’s purchase price of $804 million for Occidental’s interest in Equistar was based on equity consideration of $452 million and the recognition of $352 million in deferred tax liabilities related to the interest acquired.

The historical carrying value of Lyondell’s original asset contribution represents Lyondell’s initial contribution of assets to obtain a 41% interest in Equistar, adjusted for the proportionate amount of subsequent Equistar net losses and distributions to partners, and for accretion of the amount by which Lyondell’s underlying interest in Equistar’s partners’ capital exceeded the carrying value of Lyondell’s investment in Equistar.

Approximately $64 million, or less than 5% of the purchase price, was allocated to purchased in-process research and development (“IPR&D”) of Millennium and Equistar. The estimated fair value of IPR&D was

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Acquisition of Millennium Chemicals Inc.—(Continued)

developed using probable discounted cash flows on a project-by-project basis. The activities represented by these projects will be continued by Lyondell, and the values assigned represent intangibles with no alternative future use. Accordingly, Lyondell’s results of operations include a charge of $64 million for the value of the acquired in-process research and development.

Deferred charges and other assets acquired by Lyondell included $65 million and $24 million of Millennium and Equistar, respectively, of identifiable intangible assets. These intangible assets included the following:

Millions of dollars	Fair Value	Weighted Average Life (Years)	Useful Life (Years)
Technology	$50	19	10-20
Various contracts	25	8	7-10
Emissions credits	11		Indefinite
Patents and other	3	12	10-20

Total intangible assets of Millennium and Equistar acquired	$89

The total weighted average life of the acquired identifiable intangible assets that are subject to amortization is 15 years.

4. Investment in PO Joint Ventures

In March 2000, Lyondell, together with Bayer AG and Bayer Corporation (collectively “Bayer”), entered into a U.S. PO manufacturing joint venture (the “U.S. PO Joint Venture”) and a separate joint venture with Bayer for certain related PO technology (the “PO Technology Joint Venture”). Lyondell contributed approximately $1.2 billion of assets at historical book value to the joint ventures, and allocated $522 million of that book value to the partnership interest sold to Bayer. Bayer’s ownership interest represents ownership of an in-kind portion of the PO production of the U.S. PO Joint Venture. Bayer’s 2004 share of PO production was 1.6 billion pounds. Lyondell takes in kind the remaining PO production and all co-product (SM and TBA) production from the U.S. PO Joint Venture.

In December 2000, Lyondell and Bayer formed a separate joint venture (the “European PO Joint Venture”), for the construction of a world-scale PO/SM plant at Maasvlakte near Rotterdam, the Netherlands. Lyondell and Bayer each have a 50% interest and bore 50% of the plant construction costs. The Maasvlakte PO/SM plant began production in the fourth quarter 2003. Lyondell and Bayer each are entitled to 50% of the PO and SM production of the European PO Joint Venture.

Lyondell and Bayer do not share marketing or product sales under either the U.S. PO Joint Venture or European PO Joint Venture (collectively, the “PO Joint Ventures”). Lyondell operates the PO Joint Ventures’ plants and arranges and coordinates the logistics of product delivery. The partners share in the cost of production and logistics based on their product offtake.

Lyondell reports the cost of its product offtake as inventory and cost of sales in its Consolidated Financial Statements. Related cash flows are reported in the operating cash flow section of the Consolidated Statements of Cash Flows. Lyondell’s investment in the PO Joint Ventures is reduced through recognition of its share of the depreciation and amortization of the assets of the joint ventures, which is included in cost of sales. Lyondell’s contributions to the PO Joint Ventures are reported as “Investment in PO joint ventures” in the accompanying Consolidated Balance Sheets and as “Contributions and advances to affiliates” in the Consolidated Statements of

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Investment in PO Joint Ventures—(Continued)

Cash Flows. Other changes in the investment balance are principally due to additional capital investments by Lyondell in the PO joint ventures. Total assets of the PO joint ventures, primarily property, plant and equipment, were $1.9 billion at December 31, 2004 and 2003. During 2003, Lyondell capitalized $19 million of interest related to the Maasvlakte PO plant construction project and included the capitalized amount in its investment in the European PO Joint Venture.

Changes in Lyondell’s investment in 2004 and 2003 are summarized as follows:

	U.S. PO Joint Venture	European PO Joint Venture	Total PO Joint Ventures
Investment in PO joint ventures—January 1, 2003	$601	$169	$770
Cash contributions	1	87	88
Capitalized interest	—	19	19
Depreciation and amortization	(32)	(1)	(33)
Start-up activities	—	(20)	(20)
Effect of exchange rate changes	—	42	42

Investment in PO joint ventures—December 31, 2003	570	296	866
Cash contributions (distributions)	3	(8)	(5)
Depreciation and amortization	(32)	(12)	(44)
Effect of exchange rate changes	—	21	21

Investment in PO joint ventures—December 31, 2004	$541	$297	$838

5. Investment in Equistar Chemicals, LP

Prior to August 22, 2002, Equistar was owned 41% by Lyondell, 29.5% by Millennium and 29.5% by Occidental. On August 22, 2002, Lyondell purchased Occidental’s interest in Equistar and, as a result, Lyondell’s ownership interest in Equistar increased to 70.5%. As a result of Lyondell’s acquisition of Millennium, Equistar became a wholly owned subsidiary of Lyondell prospectively from December 1, 2004.

Because the partners jointly control certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the partnership, Lyondell accounted for its investment in Equistar using the equity method of accounting prior to December 1, 2004. As a partnership, Equistar is not subject to federal income taxes.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Investment in Equistar Chemicals, LP—(Continued)

Summarized financial information for Equistar follows:

Millions of dollars	December 31, 2004	December 31, 2003
BALANCE SHEETS
Total current assets	$1,490	$1,261
Property, plant and equipment, net	3,167	3,334
Investments and other assets, net	417	433

Total assets	$5,074	$5,028

Current maturities of long-term debt	$1	$—
Other current liabilities	805	754
Long-term debt	2,312	2,314
Other liabilities and deferred revenues	395	359
Partners’ capital	1,561	1,601

Total liabilities and partners’ capital	$5,074	$5,028

	For the year ended December 31,
Millions of dollars	2004	2003	2002
STATEMENTS OF INCOME
Sales and other operating revenues	$9,316	$6,545	$5,537
Cost of sales	8,587	6,387	5,388
Selling, general and administrative expenses	197	182	155
Research and development expense	34	38	38
(Gain) loss on asset dispositions	(4)	27	—

Operating income (loss)	502	(89)	(44)
Interest expense, net	220	207	204
Other income (expense), net	(6)	(43)	2

Income (loss) before cumulative effect of accounting change	276	(339)	(246)
Cumulative effect of accounting change	—	—	(1,053)

Net income (loss)	$276	$(339)	$(1,299)

OTHER INFORMATION
Depreciation and amortization	$313	$307	$298
Expenditures for property, plant and equipment	101	106	118

Upon implementation of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002, the entire unamortized balance of Equistar’s goodwill was determined to be impaired. Accordingly, Equistar’s earnings in 2002 were reduced by $1.1 billion. Lyondell’s 41% share of the Equistar charge was offset by a corresponding reduction in the excess of Lyondell’s 41% share of Equistar’s partners’ capital over the carrying value of Lyondell’s investment in Equistar. Consequently, there was no net effect of the impairment on Lyondell’s earnings or investment in Equistar.

Lyondell’s income or loss from its investment in Equistar prior to December 1, 2004 consisted of Lyondell’s share of Equistar’s income or loss before the cumulative effect of the accounting change and accretion of Lyondell’s investment in Equistar up to its underlying equity in Equistar’s net assets.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Investment in Equistar Chemicals, LP—(Continued)

Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar under various agreements expiring in 2013 and 2014. With the exception of a pre-existing third-party product supply agreement expiring in 2015, Lyondell is required to purchase 100% of its ethylene, propylene and benzene requirements for its Channelview and Bayport, Texas facilities from Equistar. In addition, Lyondell licenses MTBE technology to Equistar, and purchases a portion of the MTBE produced by Equistar at market-related prices. As a result of the acquisition of Millennium, from December 1, 2004, such transactions are eliminated in the consolidation of Lyondell and Equistar. Equistar’s sales to Lyondell were approximately $900 million for the eleven months ended November 30, 2004, and $708 million and $535 million in the years ended December 31, 2003 and 2002, respectively. In addition, Equistar purchased approximately $48 million of products from Lyondell for the eleven months ended November 30, 2004, and $5 million and $1 million in the years ended December 31, 2003 and 2002, respectively.

Through December 31, 2004, Equistar acted as sales agent for the methanol products of Lyondell. Equistar also provided operating and other services for Lyondell including the lease to Lyondell by Equistar of the real property on which the methanol plant was located for which Equistar billed Lyondell approximately $6 million for the eleven months ended November 30, 2004, $7 million in 2003 and $6 million in 2002.

Sales by Equistar to LCR, primarily of certain ethylene co-products and MTBE and processing services, were approximately $751 million, $470 million and $344 million in the years ended December 31, 2004, 2003 and 2002, respectively. Purchases by Equistar from LCR, primarily of refined products, during the years ended December 31, 2004, 2003 and 2002 totaled approximately $426 million, $227 million and $219 million, respectively.

Equistar and Occidental entered into an ethylene sales agreement on May 15, 1998, which was amended effective April 1, 2004, under which Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Equistar. Either party has the option to “phase down” volumes over time. However, a “phase down” cannot begin until January 1, 2014 and the annual minimum requirements cannot decline to zero prior to December 31, 2018, unless certain specified force majeure events occur. In addition to the sales of ethylene, from time to time Equistar has made sales of ethers and glycols to Occidental, and Equistar has purchased various other products from Occidental, all at market-related prices. Equistar’s sales to Occidental were approximately $634 million, $503 million and $400 million in the years ended December 31, 2004, 2003 and 2002, respectively. Purchases by Equistar from Occidental in the years ended December 31, 2004, 2003 and 2002 were $3 million, $1 million and $1 million, respectively. Equistar also subleases certain railcars from Occidental. In addition, Equistar leases its Lake Charles facility and the land related thereto from Occidental—see “Leased Facility” section of Note 16.

Under a shared service agreement, Lyondell provides office space and various services to Equistar, including information technology, human resources, sales and marketing, raw material supply, supply chain, health, safety and environmental, engineering, research and development, facility services, legal, accounting, treasury, internal audit and tax. Lyondell charges Equistar for its share of the cost of such services. Direct costs, incurred exclusively for Equistar, are also charged to Equistar. As a result of the acquisition of Millennium, from December 1, 2004, such transactions are eliminated in the consolidation of Lyondell and Equistar. Billings by Lyondell to Equistar were approximately $158 million for the eleven months ended November 30, 2004, and $154 million and $134 million for the years ended December 31, 2003 and 2002, respectively. Costs related to a limited number of shared services, primarily engineering, were formerly incurred by Equistar on behalf of Lyondell. In such cases, Equistar charged Lyondell for its share of such costs. Billings by Equistar to Lyondell were approximately $12 million for the eleven months ended November 30, 2004, and $11 million and $10 million for the years ended December 31, 2003 and 2002, respectively.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Investment in LYONDELL-CITGO Refining LP

In July 1993, LCR was formed to own and operate Lyondell’s refining business. LCR is owned by subsidiaries of Lyondell and CITGO Petroleum Corporation (“CITGO”). Lyondell has a 58.75% interest in LCR, while CITGO has a 41.25% interest. Because the partners jointly control certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the partnership, Lyondell accounts for its investment in LCR using the equity method of accounting. As a partnership, LCR is not subject to federal income taxes.

Lyondell’s investment in and receivable from LCR consisted of the following:

	December 31,
Millions of dollars	2004	2003
Investment in LCR	$(37)	$3
Receivable from LCR	229	229

Investment in and receivable from LCR	$192	$232

Summarized financial information for LCR is as follows:

	December 31,
Millions of dollars	2004	2003
BALANCE SHEETS
Total current assets	$359	$316
Property, plant and equipment, net	1,227	1,240
Other assets	61	81

Total assets	$1,647	$1,637

Current liabilities	$588	$386
Long-term debt	443	450
Loans payable to partners	264	264
Other liabilities	112	114
Partners’ capital	240	423

Total liabilities and partners’ capital	$1,647	$1,637

	For the year ended December 31,
Millions of dollars	2004	2003	2002
STATEMENTS OF INCOME
Sales and other operating revenues	$5,603	$4,162	$3,392
Cost of sales	5,028	3,842	3,093
Selling, general and administrative expenses	59	56	53

Operating income	516	264	246
Interest expense, net	30	36	32
Other income (expense)	14	—	(1)

Net income	$500	$228	$213

OTHER INFORMATION
Depreciation and amortization	$115	$113	$116
Expenditures for property, plant and equipment	71	46	65

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Investment in LYONDELL-CITGO Refining LP—(Continued)

Lyondell’s income from its investment in LCR presented in the Consolidated Statements of Income consists of Lyondell’s share of LCR’s net income and accretion of Lyondell’s investment in LCR up to its underlying equity in LCR’s net assets. At December 31, 2004, Lyondell’s underlying equity in LCR’s net assets exceeded its investment in LCR by approximately $256 million. This difference is being recognized in income over the next 23 years.

In May 2004, LCR refinanced its credit facilities with a new facility, consisting of a $450 million senior secured term loan and a $100 million senior secured revolver, which matures in May 2007. The term loan requires quarterly amortization payments of $1.125 million, which began in September 2004. The new facility replaced LCR’s $450 million term loan facility and $70 million revolving credit facility, which were scheduled to mature in June 2004, is secured by substantially all of the assets of LCR and contains covenants that require LCR to maintain specified financial ratios. In September 2004, LCR obtained an amendment to the new facility that reduced the interest rate and eased certain financial covenants, including the debt-to-total-capitalization ratio.

As part of the May 2004 refinancing, Lyondell and CITGO also extended the maturity of the loans payable to partners, including $229 million payable to Lyondell and $35 million payable to CITGO, from July 2005 to January 2008. In 2003, Lyondell and CITGO contributed additional capital to LCR by converting $10 million and $7 million, respectively, of accrued interest on these loans to LCR partners’ capital.

Sales from LCR to Equistar, primarily of refined products, were approximately $426 million, $227 million and $219 million for the years ended December 31, 2004, 2003 and 2002, respectively. Purchases by LCR from Equistar, primarily of certain ethylene co-products and MTBE and processing services, during the years ended December 31, 2004, 2003 and 2002 totaled approximately $751 million, $470 million and $344 million, respectively.

Lyondell sells MTBE to and has various service and cost sharing arrangements with LCR. Billings by Lyondell to LCR were approximately $17 million, $6 million and $4 million for the years ended December 31, 2004, 2003 and 2002, respectively. LCR did not bill Lyondell for any of these types of arrangements in 2004, but billings from LCR to Lyondell were approximately $1 million and $2 million for the years ended December 31, 2003 and 2002, respectively.

LCR has a long-term crude supply agreement (“Crude Supply Agreement” or “CSA”) with PDVSA Petróleo, S.A. (“PDVSA Oil”), an affiliate of CITGO (see “Crude Supply Agreement” section of Note 16). The CSA, which expires on December 31, 2017, incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or raw material, less: (1) certain deemed refining costs, adjustable for inflation and energy costs; (2) certain actual costs; and (3) a deemed margin, which varies according to the grade of crude oil or other raw material delivered. The actual refining margin earned by LCR may vary from the formula amount depending on, among other things, timing differences in incorporating changes in refined product market values and energy costs into the CSA’s deemed margin calculations and the efficiency with which LCR conducts its operations. Although LCR believes that the CSA reduces the volatility of LCR’s earnings and cash flows over the long-term, the CSA also limits LCR’s ability to enjoy higher margins during periods when the market price of crude oil is low relative to the then-current market prices for refined products. In addition, if the actual yields, costs or volumes of the LCR refinery differ substantially from those contemplated by the CSA, the benefits of this agreement to LCR could be substantially diminished, and could result in lower earnings and cash flow for LCR. Furthermore, there may be periods during which LCR’s costs for crude oil under the CSA may be higher than might otherwise be available to LCR from other sources. Expansion or contraction of the average market heavy

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Investment in LYONDELL-CITGO Refining LP—(Continued)

crude oil refining margin can result in situations in which the CSA per barrel margin is either greater than or less than the margin that could be obtained through open market purchases of heavy crude oil. For example, during 2000 to 2003 and the early portion of 2004, the CSA contract was advantageous to LCR; however, during the fourth quarter 2004, the CSA per barrel margin was less than the margin that could be obtained through open market purchases of heavy crude oil.

In addition, under the terms of a long-term product sales agreement (“Products Agreement”), CITGO purchases substantially all of the refined products produced by LCR. Both PDVSA Oil and CITGO are direct or indirect, wholly owned subsidiaries of Petróleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela (“Venezuela”).

7. Accounts Receivable

Lyondell sells its products primarily to other industrial concerns in the petrochemicals, coatings and refining industries. Lyondell performs ongoing credit evaluations of its customers’ financial condition and, in certain circumstances, requires letters of credit from them. Lyondell’s allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $21 million and $7 million at December 31, 2004 and 2003, respectively. Lyondell’s $21 million allowance for doubtful accounts receivable at December 31, 2004 included Equistar’s allowance of $6 million. The Consolidated Statements of Income for 2004, 2003 and 2002 included provisions for doubtful accounts of $1 million, $2 million and less than $1 million, respectively.

Lyondell and Equistar have four-year, accounts receivable sales facilities of $150 million and $450 million, respectively. Pursuant to these facilities, Lyondell sells, through two wholly owned bankruptcy remote subsidiaries, on an ongoing basis and without recourse, an interest in a pool of domestic accounts receivable to financial institutions participating in the facilities. Lyondell is responsible for servicing the receivables.

During the third quarter 2004, LCC amended its accounts receivable sales facility, increasing it from $100 million to $150 million. The $150 million accounts receivable sales facility currently permits the sale of up to $125 million of total interest in its eligible domestic accounts receivable, which amount would decline by $25 million if LCC’s credit facility were fully drawn. In addition, in June 2004, this accounts receivable sales facility was amended to permit the transaction with Millennium.

The outstanding amount of receivables sold under the facilities was $275 million as of December 31, 2004. Lyondell’s interest in Equistar was accounted for using the equity method prior to November 30, 2004, and the reported $75 million outstanding amount of receivables sold as of December 31, 2003 did not include the $102 million sold under Equistar’s facility as of December 31, 2003.

The amount of the interest in the pool of receivables permitted to be sold is determined by a formula. Accounts receivable in the Consolidated Balance Sheets are reduced by the sales of interests in the pool. Upon termination of the facilities, cash collections related to accounts receivable then in the pool would first be applied to the outstanding interest sold. Increases and decreases in the amount sold are reflected in operating cash flows in the Consolidated Statements of Cash Flows. Fees related to the sales are included in “Other income (expense), net” in the Consolidated Statements of Income.

Equistar’s $450 million accounts receivable sales facility is subject to substantially the same minimum unused availability requirements and covenant requirements as its $250 million inventory-based revolving credit facility, which also is secured by a pledge of accounts receivable (see Note 11).

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Inventories

Inventories consisted of the following components at December 31:

Millions of dollars	2004	2003
Finished goods	$1,014	$269
Work-in-process	108	7
Raw materials	290	33
Materials and supplies	207	38

Total inventories	$1,619	$347

The increase in inventories in 2004 reflects the acquisition of Millennium and the resulting consolidation of Equistar. See Note 3.

At December 31, 2004, approximately 94% of inventories, excluding materials and supplies, were valued using the LIFO method.

The excess of the current cost of inventories valued using the LIFO method over book value was approximately $320 million at December 31, 2004.

9. Property, Plant and Equipment, Goodwill and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars	2004	2003
Land	$190	$11
Manufacturing facilities and equipment	9,224	3,453
Construction in progress	187	15

Total property, plant and equipment	9,601	3,479
Less accumulated depreciation	(2,386)	(839)

Property, plant and equipment, net	$7,215	$2,640

The increase in property, plant and equipment, net in 2004 reflects the acquisition of Millennium and the resulting consolidation of Equistar. See Note 3.

Maintenance and repair expenses were $149 million, $136 million and $127 million for the years ended December 31, 2004, 2003 and 2002, respectively. No interest was capitalized to property, plant and equipment during 2004, 2003 and 2002. See Note 4 for other interest capitalized.

The goodwill increase of $1,095 million in 2004 reflects the excess of the purchase price over the fair value of identifiable net assets of Millennium and Equistar as a result of the acquisition of Millennium on November 30, 2004.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Property, Plant and Equipment, Goodwill and Other Assets—(Continued)

The components of other assets at cost, and the related accumulated amortization were as follows at December 31:

	2004			2003
Millions of dollars	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Intangible assets:
Debt issuance costs	$107	$(42)	$65	$128	$(61)	$67
Technology costs	162	(69)	93	132	(73)	59
Software costs	149	(49)	100	67	(29)	38
Turnaround costs	408	(144)	264	80	(40)	40
Catalyst costs	26	(12)	14	6	(3)	3
Other	200	(83)	117	85	(63)	22

Total intangible assets	$1,052	$(399)	653	$498	$(269)	229

Company-owned life insurance			145			148
Precious metals			38			—
Pension assets			30			24
Other			25			5

Total other assets			$891			$406

The increase in the components of other assets, and the related accumulated amortization, in 2004 compared to 2003 was primarily due to the acquisition of Millennium and the resulting consolidation of Equistar. See Note 3.

Scheduled amortization of these intangible assets for the next five years is estimated to be $134 million in 2005, $107 million in 2006, $77 million in 2007, $57 million in 2008, and $38 million in 2009.

Depreciation and amortization expense is summarized as follows:

Millions of dollars	2004	2003	2002
Property, plant and equipment	$202	$182	$137
MTBE contract	—	—	36
Investment in PO Joint Ventures	44	32	32
Turnaround costs	16	12	14
Technology costs	10	10	12
Software costs	12	10	10
Other	5	4	3

Total depreciation and amortization	$289	$250	$244

The increase in depreciation from 2003 to 2004 for property, plant and equipment was primarily due to the currency translation effects of a stronger euro and the inclusion of Millennium’s and Equistar’s depreciation expense for the month of December 2004 (see Note 3). The increase in depreciation related to Lyondell’s investment in PO Joint Ventures was due to operation of the 50% owned Maasvlakte PO/SM plant, which began production in the fourth quarter 2003. The increase in depreciation from 2002 to 2003 for property, plant and equipment was due to a reduction in the estimated remaining useful lives of certain production units and the currency translation effects of a stronger euro.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Property, Plant and Equipment, Goodwill and Other Assets – (Continued)

In addition to the depreciation and amortization shown above, amortization of debt issuance costs of $18 million, $17 million and $16 million in 2004, 2003 and 2002, respectively, is included in interest expense in the Consolidated Statements of Income.

10. Accrued Liabilities

Accrued liabilities consisted of the following components at December 31:

Millions of dollars	2004	2003
Interest	$140	$71
Taxes other than income	134	44
Payroll and benefits	242	41
Product sales rebates	100	18
Deferred revenues	36	31
Income taxes	28	8
Other	110	55

Total accrued liabilities	$790	$268

The increase in accrued liabilities in 2004 was primarily due to the acquisition of Millennium and the resulting consolidation of Equistar. See Note 3.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Long-Term Debt

Lyondell’s long-term debt includes credit facilities and debt obligations maintained by Lyondell’s wholly owned subsidiaries, Equistar and Millennium. LCC has not guaranteed the subsidiaries’ credit facilities or debt obligations, except for $300 million of Equistar debt, consisting of the 6.5% notes due 2006 and the 7.55% debentures due 2026.

Long-term debt consisted of the following at December 31:

Millions of dollars	2004	2003
Bank credit facilities:
LCC $475 million senior secured revolving credit facility	$—	$—
Equistar $250 million inventory-based revolving credit facility	—	—
Millennium $150 million revolving credit facility	—	—

LCC notes and debentures:
Senior Secured Notes, Series A due 2007, 9.625%	900	900
Senior Secured Notes, Series B due 2007, 9.875%	700	1,000
Senior Secured Notes due 2008, 9.5%	730	730
Senior Secured Notes due 2012, 11.125%	278	278
Senior Secured Notes due 2013, 10.5%	325	325
Senior Subordinated Notes due 2009, 10.875%	500	500
Debentures due 2005, 9.375%	100	100
Debentures due 2010, 10.25%	100	100
Debentures due 2020, 9.8%	225	225

Equistar notes and debentures:
Notes due 2006, 6.5%	150	—
Senior Notes due 2008, 10.125%	700	—
Notes due 2009, 8.75%	600	—
Senior Notes due 2011, 10.625%	700	—
Debentures due 2026, 7.55%	150	—

Millennium notes and debentures:
Senior Notes due 2006, 7.0%	500	—
Senior Debentures due 2026, 7.625%	250	—
Senior Notes due 2008, 9.25%	471	—
Convertible Senior Debentures due 2023, 4.0%	150	—

Other debt	32	2
Unamortized premium (discount), net	302	(9)

Total	7,863	4,151
Less current maturities	(308)	—

Long-term debt	$7,555	$4,151

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Long-Term Debt—(Continued)

Aggregate maturities of all long-term debt during the next five years are $308 million in 2005, $656 million in 2006, $1.4 billion in 2007, $1.9 billion in 2008, $1.1 billion in 2009, and $2.5 billion thereafter. Included in the 2005 debt maturities is the $200 million of debt called by LCC in December 2004 and subsequently paid in January 2005 (see “LCC long-term debt” below).

LCC long-term debt—LCC’s credit facility generally limits investments by Lyondell in Equistar, Millennium and other specified investees unless certain conditions are satisfied. In addition, Millennium’s debt covenants may restrict its ability to make distributions to LCC. Equistar’s ability to make distributions to Lyondell and Millennium may be affected by an additional interest requirement in certain of Equistar’s indentures.

In December 2004, LCC entered into an amended and restated credit agreement, establishing a $475 million senior secured revolving credit facility which matures in December 2009. The amended credit facility replaced LCC’s $350 million revolving credit facility which was scheduled to mature in June 2005. The amended credit facility and the indentures pertaining to LCC’s senior secured notes and senior subordinated notes contain covenants that, subject to exceptions, restrict sale and leaseback transactions, lien incurrence, debt incurrence, dividends, investments, non-regulatory capital expenditures, certain other payments, sales of assets and mergers. In addition, the amended credit facility requires LCC to maintain specified financial ratios, as defined in the amended and restated credit agreement. Specifically, LCC is not permitted: (1) to allow the Interest Coverage ratio, as defined, for the period of four consecutive fiscal quarters ending on or most recently prior to each of the indicated dates below, to be less than the indicated ratio or (2) to allow the Senior Secured Debt-to-Adjusted EBITDA ratio, as defined, for the period of four consecutive fiscal quarters ending on or prior to the indicated dates below to be greater than the indicated ratio:

	Interest Coverage Ratio	Senior Secured Debt to Adjusted EBITDA Ratio
December 31, 2004	1.75	4.75
March 31, 2005	1.75	4.50
June 30, 2005	2.00	4.50
September 30, 2005	2.00	4.00
December 31, 2005	2.00	3.75
March 31, 2006	2.25	3.25
June 30, 2006	2.50	2.75
September 30, 2006 and thereafter	3.00	2.50

The breach of these covenants could permit the lenders to declare any outstanding LCC debt payable and could permit the lenders under LCC’s credit facility to terminate future lending commitments. Furthermore, under certain circumstances, a default under the debt instruments of Equistar or Millennium would constitute a cross-default under LCC’s credit facility which, under certain circumstances, would then constitute a default under LCC’s indentures. LCC was in compliance with all covenants as of December 31, 2004.

Amounts available under LCC’s revolving credit facility, which was undrawn at December 31, 2004, are reduced to the extent of outstanding letters of credit provided under LCC’s credit facility, which totaled $68 million as of December 31, 2004. LCC’s revolving credit facility bears interest between LIBOR plus 1.75% and LIBOR plus 3.00%, based upon a Total Debt-to-EBITDA ratio, as defined.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Long-Term Debt—(Continued)

Prior to entering into the amended and restated credit agreement described above, Lyondell obtained an amendment to the previous $350 million revolving credit facility in June 2004 that permitted the Millennium transaction and placed certain limits on investments by Lyondell in Equistar, Millennium and specified joint ventures. LCC also obtained amendments to the previous $350 million facility in February 2004, March 2003 and July 2002 to provide additional financial flexibility by easing certain financial ratio requirements.

LCC’s credit facility and secured notes are secured by liens on all of Lyondell’s domestic personal property, excluding personal property of Equistar and Millennium, mortgages on certain production facilities located in Pasadena and Channelview, Texas and Lake Charles, Louisiana, substantially all equity interests in domestic subsidiaries, including Millennium and certain subsidiaries holding the interests in Equistar and LCR, and 65% of the stock of foreign subsidiaries owned by LCC.

During 2004, LCC prepaid $300 million of the 9.875% Senior Secured Notes, Series B, which mature in 2007, and paid $15 million in prepayment premiums, and wrote off $3 million of unamortized debt issuance costs. Also, in December 2004, LCC called an additional $200 million of the 9.875% Senior Secured Notes, Series B, for prepayment. The debt was prepaid, together with a prepayment premium of $10 million, in January 2005.

In May 2003, LCC issued $325 million of 10.5% Senior Secured Notes due in 2013. The proceeds, net of related fees, were used by Lyondell to prepay $103 million outstanding under a term loan and to purchase the leased Botlek BDO plant. The related Botlek BDO facility lease was terminated.

Equistar long-term debt—In December 2003, Equistar entered into a $250 million, four-year, inventory-based revolving credit facility which replaced Equistar’s previous $354 million revolving credit facility. The total amount available at December 31, 2004 under both the $250 million inventory-based revolving credit facility and the $450 million accounts receivable sales facility (see Note 7) was approximately $394 million, which gives effect to the borrowing base less a $75 million unused availability requirement and is net of the $200 million sold under the accounts receivable facility and $31 million of outstanding letters of credit under the revolving credit facility as of December 31, 2004. The borrowing base is determined using a formula applied to accounts receivable and inventory balances. The revolving credit facility requires that the unused available amounts under that facility and the $450 million accounts receivable sales facility equal or exceed $75 million through March 30, 2005 and $50 million thereafter or $100 million thereafter if the interest coverage ratio, as defined, is less than 2:1. At December 31, 2004, the interest rate under the inventory-based revolving credit facility was LIBOR plus 2.25%. The revolving credit facility is secured by a lien on all Equistar inventory and certain Equistar personal property, including a pledge of accounts receivable. There was no borrowing under the revolving credit facility at December 31, 2004.

In March 2003, Equistar obtained amendments to its previous $354 million revolving credit facility that provided additional financial flexibility by generally making certain financial ratio requirements less restrictive.

Equistar’s $250 million revolving credit facility and the indentures governing Equistar’s senior unsecured notes contain covenants that, subject to certain exceptions, restrict lien incurrence, debt incurrence, sales of assets, investments, capital expenditures, certain other payments, and mergers. The credit facility does not require Equistar to maintain specified financial ratios. The breach of the covenants could permit the lenders or noteholders to declare any outstanding Equistar debt payable, and could permit the lenders under Equistar’s credit facility to terminate future lending commitments. In addition, some of Equistar’s indentures require additional interest payments to the noteholders if Equistar makes distributions to Lyondell and Millennium when Equistar does not meet a specified fixed charge coverage ratio. Equistar met this ratio and was in compliance with all covenants as of December 31, 2004.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Long-Term Debt—(Continued)

Millennium long-term debt—Millennium has a $150 million revolving credit facility, which expires June 18, 2006. Borrowing under the revolving credit facility is available in U.S. dollars, British pounds and euros. Availability under the revolving credit facility is reduced to the extent of outstanding letters of credit, which totaled $25 million as of December 31, 2004. There was no outstanding borrowing under the revolving credit facility as of December 31, 2004. Millennium’s revolving credit facility bears interest between LIBOR plus 1.00% and LIBOR plus 2.25%, based upon a Leverage Ratio, as defined. In addition to letters of credit outstanding under the credit facility, Millennium had other outstanding letters of credit and bank guarantees under other arrangements of $6 million at December 31, 2004.

Millennium’s revolving credit facility contains various restrictive covenants and requires Millennium to maintain specified financial ratios. Millennium obtained amendments to its revolving credit facility in 2001, 2002 and 2003 to provide additional financial flexibility by easing certain financial ratio requirements. The amendment in the second quarter of 2002 was conditioned upon the 2002 offering of $100 million principal amount of the 9.25% Senior Notes and the use of the proceeds for the repayment of the credit facility debt. The amendment in the fourth quarter of 2003 was conditioned on Millennium obtaining $110 million of long-term financing, which was satisfied by the sale of $150 million of the 4.00% Convertible Senior Debentures. The amendment in the fourth quarter of 2003 also reduced the maximum availability under the credit facility from $175 million to $150 million. Millennium also obtained an amendment to its revolving credit facility in July 2004 to permit Lyondell’s acquisition of Millennium. On February 2, 2005, Millennium entered into an amendment and waiver to its credit agreement, which amended the definition of EBITDA and waived any and all defaults and events of default that may have occurred on or prior to the amendment and waiver as a result of certain adjustments and charges related to the February 2005 restatement of Millennium’s financial statements.

Under the terms of its revolving credit facility, Millennium is not permitted: (1) to allow the Senior Secured Leverage Ratio, as defined, for the period of four consecutive fiscal quarters ending on the indicated dates below, to be more than the indicated ratio or (2) to allow the Interest Coverage Ratio, as defined, for the period of four consecutive fiscal quarters ending on the indicated dates below, to be less than the indicated ratio:

	Senior Secured Leverage Ratio	Interest Coverage Ratio
December 31, 2004	1.25	1.50
March 31, 2005 and thereafter	1.00	1.75

The obligations under Millennium’s revolving credit facility are collateralized by: (1) a pledge of 100% of the stock of Millennium’s existing and future domestic subsidiaries and 65% of the stock of certain of Millennium’s existing and future foreign subsidiaries; (2) all the equity interests held by Millennium’s subsidiaries in Equistar and the LaPorte Methanol Company, which are limited to the right to receive distributions made by Equistar and the LaPorte Methanol Company; and (3) all present and future accounts receivable, intercompany indebtedness and inventory of Millennium’s domestic subsidiaries.

Millennium has outstanding $471 million principal amount of 9.25% Senior Notes due June 15, 2008. The indenture governing the 9.25% Senior Notes gives the holders the right to require Millennium to purchase all or any part of each holder’s 9.25% Senior Notes at a purchase price in cash equal to 101% of the principal amount upon a change in control of Millennium. As a result of Lyondell’s acquisition of Millennium on November 30, 2004, Millennium was required to purchase approximately $4 million principal amount of its 9.25% Senior Notes and pay the 1% premium. The repurchase period has expired.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Long-Term Debt—(Continued)

The covenants in Millennium’s credit facility, the indenture under which Millennium’s 7.00% and 7.625% Senior Debentures were issued and the indenture under which Millennium’s 9.25% Senior Notes were issued limit, among other things, the ability of Millennium and/or certain subsidiaries of Millennium to incur debt, create liens, engage in sale/leaseback transactions, declare or pay dividends on, or purchase, Millennium’s stock, make restricted payments, engage in transactions with affiliates, engage in mergers or acquisitions, engage in domestic accounts receivable securitization transactions, enter into restrictive agreements, transfer substantially all of their respective assets, issue redeemable stock and preferred stock, sell or otherwise dispose of assets, including capital stock of subsidiaries and enter into arrangements that restrict dividends from subsidiaries. Pursuant to these provisions, Millennium currently is prohibited from making restricted payments, including paying dividends.

Millennium has outstanding $150 million aggregate principal amount of 4.00% Convertible Senior Debentures, which are due in 2023, unless earlier redeemed, converted or repurchased. On October 1, 2004, based on a quarterly test related to the price of the common stock, the 4.00% Convertible Senior Debentures became convertible into shares of Millennium’s common stock. As a result of Lyondell’s acquisition of Millennium, Millennium and Lyondell executed a supplemental indenture providing that the holders of the 4.00% Convertible Senior Debentures may convert their debentures into shares of Lyondell’s common stock (or equivalent cash or a combination thereof) at a conversion price as of December 31, 2004, subject to adjustment upon certain events, of $13.63 per share, which is equivalent to a conversion rate of 73.36 Lyondell shares per one thousand dollar principal amount of the debentures. As of December 31, 2004, none of the 4.00% Convertible Senior Debentures had been converted into shares of Lyondell common stock.

The debentures are redeemable at Millennium’s option beginning November 15, 2010 at a redemption price equal to 100% of their principal amount. On November 15 in each of 2010, 2013 and 2018, holders of the debentures will have the right to require Millennium to repurchase all or some of the debentures they own at a purchase price equal to 100% of their principal amount. Millennium may choose to pay the purchase price in cash or shares of Lyondell’s common stock or any combination thereof. In the event of a conversion request as a result of the long-term credit rating assigned to the debentures being either Caa1 or lower, in the case of Moody’s Investors Service (“Moody’s”), or B- or lower in the case of Standard & Poor’s (“S&P”) rating service, or if both rating agencies discontinue, withdraw or suspend their ratings, after June 18, 2006, Millennium can deliver cash, or a combination of cash and shares of Lyondell common stock, in lieu of shares of Lyondell common stock. The debentures are currently rated B1 by Moody’s and B+ by S&P. Holders of the debentures also have the right to require Millennium to repurchase all or some of the debentures at a cash purchase price equal to 100% of their principal amount, upon the occurrence of certain events constituting a Fundamental Change, as defined. Lyondell’s acquisition of Millennium was not considered a Fundamental Change, as defined in the indenture.

The breach of the covenants in Millennium’s debt agreements could permit the lenders to declare any outstanding Millennium debt payable and could permit the lenders under Millennium’s credit facility to terminate future lending commitments. Millennium was in compliance with all covenants under its debt agreements as of December 31, 2004.

Millennium’s revolving credit facility is guaranteed by Millennium and Millennium America Inc., a subsidiary of Millennium (“Millennium America”); Millennium’s 7.00% Senior Notes, 7.625% Senior Debentures and 9.25% Senior Notes were issued by Millennium America and are fully and unconditionally guaranteed by Millennium; and Millennium’s 4.00% Convertible Senior Debentures were issued by Millennium and are guaranteed fully and unconditionally by Millennium America.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Lease Commitments

Lyondell leases various facilities and equipment under noncancelable operating lease arrangements for varying periods. As of December 31, 2004, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year, which includes leases of Millennium and Equistar, were as follows:

Millions of dollars
2005	$171
2006	155
2007	134
2008	114
2009	105
Thereafter	515

Total minimum lease payments	$1,194

Net rental expenses for 2004, 2003 and 2002 were $77 million, $68 million and $71 million, respectively. The 2004 net rental expenses included Millennium and Equistar net rental expenses of $8 million for the month of December 2004.

13. Financial Instruments and Derivatives

Lyondell is exposed to market risk, such as changes in commodity pricing, currency exchange rates and interest rates. To manage the volatility related to these exposures, Lyondell selectively enters into derivative transactions pursuant to Lyondell’s policies. Designation of the derivatives as fair-value or cash-flow hedges is performed on a specific exposure basis. Hedge accounting may not be elected with respect to certain short-term exposures. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Lyondell does not hold or issue derivative financial instruments for speculative or trading purposes.

Commodity Price Risk Management—Lyondell is exposed to commodity price volatility related to anticipated purchases of natural gas and certain other commodities. Lyondell selectively uses commodity swap, option, and futures contracts with various terms to manage the volatility related to purchases of natural gas and raw materials, as well as product sales. Cash-flow hedge accounting is normally elected for these derivative transactions, however, in some cases, when the duration of a derivative is short, hedge accounting is not elected. When hedge accounting is not elected, the gains and losses on these instruments are recorded in earnings. When hedge accounting is elected, gains and losses on these instruments are deferred in accumulated other comprehensive income (“AOCI”) until the underlying transaction is recognized in earnings. A net loss of $1 million was included in earnings in 2004 and net gains of $2 million and $1 million were included in earnings in 2003 and 2002, respectively. As of December 31, 2004, there were no commodity derivative instruments outstanding and no amounts deferred in AOCI.

Foreign Currency Exposure Management—Lyondell manufactures and markets its products in a number of countries throughout the world and, as a result, is exposed to changes in foreign currency exchange rates. Costs in some countries are incurred, in part, in currencies other than the applicable functional currency. Lyondell selectively utilizes forward, swap and option derivative contracts with terms normally lasting less than three months to protect against the adverse effect that exchange rate fluctuations may have on foreign currency denominated trade receivables and trade payables. These derivatives generally are not designated as hedges for accounting purposes. At December 31, 2004, foreign currency forward and swap contracts in the notional amount of $104 million were outstanding.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. Financial Instruments and Derivatives—(Continued)

In addition, Lyondell selectively utilizes forward and swap contracts that qualify as cash-flow hedges. These are intended to offset the effect of exchange rate fluctuations on forecasted sales and purchases. Gains and losses on these instruments are deferred in OCI until the underlying transaction is recognized in earnings. The earnings impact is reported either in sales and other operating revenues or cost of sales to match the underlying transaction being hedged. At December 31, 2004 there were no amounts deferred in OCI related to foreign exchange cash-flow hedges.

Interest Rate Risk Management—Lyondell selectively uses derivative instruments to manage the ratio of fixed-to variable-rate debt at Millennium. At December 31, 2004, there were outstanding interest rate swap agreements in the notional amount of $175 million, which were designated as fair-value hedges of underlying fixed-rate obligations. The fair value of these interest rate swap agreements was an obligation of $1 million at December 31, 2004, resulting in a decrease in the carrying value of long-term debt and the recognition of a corresponding liability. The net gains and losses resulting from adjustment of both the interest rate swaps and the hedged portion of the underlying debt to fair value are recorded in interest expense.

The carrying value and the estimated fair value of Lyondell’s non-current, non-derivative financial instruments as of December 31, 2004 and 2003 are shown in the table below:

	2004		2003
Millions of dollars	Carrying Value	Fair Value	Carrying Value	Fair Value
Investments and long-term receivables	$1,190	$1,190	$2,148	$2,648
Long-term debt, including current maturities	7,863	8,482	4,151	4,383

The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and notes payable, approximated their carrying value due to their short maturity. Investments and long-term receivables, which consist primarily of equity investments, were valued using current financial and other available information. Long-term debt, including amounts due within one year, was valued based upon the borrowing rates currently available to Lyondell for debt with terms and average maturities similar to Lyondell’s debt portfolio.

Lyondell is exposed to credit risk with respect to accounts receivable. Lyondell performs ongoing credit evaluations of its customers and, in certain circumstances, requires letters of credit from them. See Note 7.

14. Pension and Other Postretirement Benefits

Lyondell has defined benefit pension plans which cover employees in the United States and a number of other countries. Retirement benefits are generally based on years of service and the employee’s highest three consecutive years of compensation during the last ten years of service or other compensation measures as defined under the respective plan provisions. Lyondell funds the plans through periodic contributions to pension trust funds as provided by applicable law. Lyondell also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the U.S. tax-qualified plans’ limits. In addition, Lyondell sponsors unfunded postretirement benefit plans other than pensions for U.S. employees, which provide medical and life insurance benefits. The other postretirement medical plans are contributory, while the life insurance plans are generally noncontributory. The life insurance benefits under certain plans are provided to employees who retired before July 1, 2002.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Pension and Other Postretirement Benefits—(Continued)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of Lyondell’s U.S. and non-U.S. pension plans, including the pension plans of Millennium and Equistar as a result of Lyondell’s acquisition of Millennium and resulting consolidation of Equistar (see Note 3):

	2004		2003
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, January 1	$505	$189	$472	$137
Acquisition of Millennium and consolidation of Equistar	984	211	—	—
Service cost	17	10	13	6
Interest cost	35	10	30	8
Actuarial loss	34	12	27	11
Benefits paid	(30)	(5)	(37)	(4)
Foreign exchange effects	—	22	—	28
Other	—	3	—	3

Benefit obligation, December 31	1,545	452	505	189

Change in plan assets:
Fair value of plan assets, January 1	216	140	208	99
Acquisition of Millennium and consolidation of Equistar	738	128	—	—
Actual return on plan assets	47	18	42	10
Company contributions	27	16	3	12
Benefits paid	(30)	(5)	(38)	(3)
Foreign exchange effects	—	16	—	21
Other	—	2	—	2

Fair value of plan assets, December 31	998	315	215	141

Funded status	(547)	(137)	(290)	(48)
Unrecognized actuarial and investment loss	275	69	257	64
Unrecognized prior service cost (benefit)	(11)	1	(12)	2
Unrecognized transition obligation	—	4	—	3

Net amount recognized	$(283)	$(63)	$(45)	$21

Amounts recognized in the Consolidated Balance Sheet consist of:
Prepaid benefit cost	$26	$14	$—	$24
Accrued benefit liability	(487)	(93)	(215)	(17)
Accumulated other comprehensive loss—pretax	178	16	170	14

Net amount recognized	$(283)	$(63)	$(45)	$21

Additional Information:
Accumulated benefit obligation for defined benefit plans, December 31	$1,344	$363	$431	$152
Increase (decrease) in minimum liability included in other comprehensive loss	8	2	(23)	1

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Pension and Other Postretirement Benefits—(Continued)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of Lyondell’s other postretirement benefit plans, including other postretirement benefit plans of Millennium and Equistar as of December 31, 2004.

	Other Postretirement Benefits
Millions of dollars	2004	2003
Change in benefit obligation:
Benefit obligation, January 1	$94	$88
Acquisition of Millennium and consolidation of Equistar	169	—
Service cost	2	2
Interest cost	7	6
Actuarial (gain) loss	(28)	2
Benefits paid	(5)	(4)

Benefit obligation, December 31	239	94

Funded status	(239)	(94)
Unrecognized actuarial and investment (gain) loss	(1)	13
Unrecognized prior service benefit	(6)	(11)
Unrecognized transition obligation	—	—

Net amount recognized in the Consolidated Balance Sheet as accrued benefit liability	$(246)	$(92)

The accrued benefit liability for pension and other postretirement benefits is included in “Other Liabilities” in the Consolidated Balance Sheets.

Pension plans with projected benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	2004		2003
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Projected benefit obligations	$1,525	$418	$505	$189
Fair value of assets	974	279	215	141

Pension plans with accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	2004		2003
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Accumulated benefit obligations	$1,324	$181	$431	$33
Fair value of assets	974	126	215	20

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Pension and Other Postretirement Benefits—(Continued)

Net periodic pension costs included the following components for the year ended December 31:

	Pension Benefits
	2004		2003		2002
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Components of net periodic benefit cost:
Service cost	$17	$10	$13	$6	$12	$5
Interest cost	35	10	30	8	29	6
Actual (gain) loss on plan assets	(47)	(18)	(42)	(10)	34	11
Less-unrecognized gain (loss)	25	12	26	7	(59)	(18)

Recognized gain on plan assets	(22)	(6)	(16)	(3)	(25)	(7)
Prior service cost amortization	(2)	—	(2)	—	(2)	—
Actuarial and investment loss amortization	20	—	23	—	15	—

Net periodic benefit cost	$48	$14	$48	$11	$29	$4

Net periodic other postretirement benefit costs included the following components for the year ended December 31:

	Other Postretirement Benefits
Millions of dollars	2004	2003	2002
Components of net periodic benefit cost:
Service cost	$2	$2	$2
Interest cost	7	6	5
Prior service cost amortization	(1)	(1)	(1)

Net periodic benefit cost (income)	$8	$7	$6

The above net periodic pension and other postretirement benefit costs include one month of benefit costs related to Millennium and Equistar.

The assumptions used in determining the net benefit liabilities for Lyondell’s pension and other postretirement benefit plans were as follows at December 31:

	2004		2003
	U.S.	Non-U.S.	U.S.	Non-U.S.
Weighted-average assumptions as of December 31:
Discount rate	5.75%	5.09%	6.25%	5.15%
Rate of compensation increase	4.50%	4.33%	4.50%	4.45%

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Pension and Other Postretirement Benefits—(Continued)

The assumptions used in determining net benefit costs for Lyondell’s pension and other postretirement benefit plans were as follows for the year ended December 31:

	2004		2003		2002
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Weighted-average assumptions for the year:
Discount rate	6.25%	5.15%	6.50%	5.40%	7.00%	5.52%
Expected return on plan assets	8.00%	6.28%	8.00%	6.27%	9.50%	6.50%
Rate of compensation increase	4.50%	4.45%	4.50%	4.45%	4.50%	4.85%

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2004 was 10% for 2005, 7% for 2006 through 2007, and 5% thereafter. At December 31, 2003, similar cost escalation assumptions were used. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Lyondell’s maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated other postretirement benefit liability as of December 31, 2004 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic other postretirement benefit cost for the year then ended.

Management’s goal is to manage pension investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Targeted asset allocations of 55% U.S. equity securities, 15% non-U.S. equity securities, and 30% fixed income securities were adopted in 2003 for the plans based on recommendations by Lyondell’s independent pension investment advisor. Investment policies prohibit investments in securities issued by Lyondell or investment in speculative derivative instruments. The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligation payments.

Prior to 2003, Lyondell’s expected long-term rate of return on plan assets of 9.5% had been based on the average level of earnings that its independent pension investment advisor had advised could be expected to be earned over time, using the expected returns based on an asset allocation of 50% U.S. equity securities, 20% non-U.S. equity securities and 30% fixed income securities that had been recommended by the advisor, and had been adopted for the plans. Over the three-year period ended December 31, 2003, Lyondell’s actual return on plan assets was a loss averaging 1.8% per year. In 2003, Lyondell reviewed its asset allocation and expected long-term rate of return assumptions, and obtained an updated asset allocation study from the independent pension investment advisor, including updated expectations for long-term market earnings rates for various classes of investments. Based on this review, Lyondell reduced its expected long-term rate of return on plan assets to 8%, and did not significantly change its plan asset allocations.

Lyondell’s pension plan weighted-average asset allocations by asset category for its pension plans generally are as follows at December 31:

Asset Category:	2004 Policy	2004	2003
U.S. equity securities	55%	57%	53%
Non-U.S. equity securities	15%	15%	18%
Fixed income securities	30%	28%	29%

Total	100%	100%	100%

Lyondell expects to contribute approximately $100 million to its pension plans in 2005.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Pension and Other Postretirement Benefits—(Continued)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted in December 2003. In January 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. As permitted by FSP FAS 106-1, Lyondell elected to defer recognition of the effects of the Act in accounting for its plans until the FASB developed and issued authoritative guidance on accounting for subsidies provided by the Act. In May 2004, the FASB issued FSP FAS 106-2 of the same title, which gave final guidance on accounting for subsidies under the Act and required Lyondell to implement its provisions no later than the third quarter 2004, if the effects were significant. The effect of the Act was not significant to Lyondell’s financial statements and was recognized in the December 31, 2004 accumulated other postretirement benefit obligation.

As of December 31, 2004, future expected benefit payments, which reflect expected future service, as appropriate, were as follows:

Millions of dollars	Pension Benefits	Other Benefits
2005	$125	$17
2006	112	17
2007	117	18
2008	124	18
2009	130	18
2010 through 2014	708	97

Lyondell also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by Lyondell were $11 million in 2004 and $10 million in each of 2003 and 2002.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Income Taxes

The significant components of the provision for income taxes were as follows for the years ended December 31:

Millions of dollars	2004	2003	2002
Current:
Federal	$(4)	$—	$(42)
Foreign	4	—	(3)
State	5	(7)	3

Total current	5	(7)	(42)

Deferred:
Federal	56	(159)	(52)
Foreign	(31)	(18)	26
State	(7)	5	2

Total deferred	18	(172)	(24)

Provision for (benefit from) income taxes before tax effects of other comprehensive income	23	(179)	(66)
Tax effects of elements of other comprehensive income:
Cumulative translation adjustment	36	13	—
Minimum pension liability	—	13	(34)
Other	—	1	—

Total income tax expense (benefit) in comprehensive income	$59	$(152)	$(100)

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Income Taxes—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of operating loss carryforwards. Significant components of Lyondell’s deferred tax liabilities and assets were as follows as of December 31:

Millions of dollars	2004	2003
Deferred tax liabilities:
Accelerated tax depreciation	$809	$751
Recorded value at acquisition of Millennium property, plant and equipment and purchased investment in Equistar in excess of tax basis	1,054	—
Investments in joint venture partnerships	456	802
Accrual for potential income tax assessments	94	—
Goodwill and other intangible assets	54	54
Other	92	60

Total deferred tax liabilities	2,559	1,667

Deferred tax assets:
Net operating loss carryforwards	636	573
Employee benefit plans	383	195
AMT credits	119	—
Fair value of debt acquired	87	—
Federal benefit attributable to deferred foreign taxes	61	50
Deferred charges and revenues	59	60
Environmental remediation liabilities	34	—
Other	136	84

Total deferred tax assets	1,515	962
Deferred tax asset valuation allowance	(157)	(44)

Net deferred tax assets	1,358	918

Net deferred tax liabilities	1,201	749
Add current portion of deferred tax assets	276	43

Long-term deferred income taxes	$1,477	$792

The increase in the components of deferred tax liabilities and assets in 2004 reflects the acquisition of Millennium. The decrease in deferred tax liabilities related to investments in joint venture partnerships reflects the consolidation of Equistar. See Note 3.

Lyondell’s 2004 provision for income tax expense for the year ended December 31, 2004, is expected to be substantially offset, for U.S. tax return purposes, by the utilization of net operating loss carryforwards. Previously recognized benefits of approximately $200 million have been reclassified from non-current net deferred tax liabilities to current deferred tax assets, to provide for the estimated amount of net operating loss carryforwards that may be utilized within the next year.

As of December 31, 2004, Lyondell has U.S. federal and non-U.S. tax loss carryforwards, the tax benefit of which would be $636 million at the current statutory rates. The amount of U.S. federal tax net operating loss carryforward benefits available at December 31, 2004 was $430 million, of which approximately $105 million

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Income Taxes—(Continued)

were generated by Millennium prior to its acquisition on November 30, 2004. The acquired Millennium net operating loss carryforwards have expiration dates beginning in 2022. While the use of pre-acquisition operating losses is subject to limitations, it is not expected that these limitations will affect utilization of the carryforwards prior to their expiration. The remaining federal tax net operating loss carryforwards begin expiring in 2014 and are not subject to limitation. Federal AMT credits of $119 million have no expiration date.

Lyondell, including the acquired Millennium subsidiaries, has foreign net operating loss carryforwards in various jurisdictions, the tax benefit of which would be $194 million as of December 31, 2004. These losses generally have long or indefinite expiration periods. The deferred tax benefit related to these foreign loss carryforwards was reduced by a valuation allowance of $103 million related to certain French tax loss carryforwards, which management believes are more likely than not to expire unutilized.

Management believes that it is more likely than not that the $1,358 million of deferred tax assets, including the value of tax loss carryforwards, in excess of the valuation allowance of $157 million at December 31, 2004 will be realized. This conclusion is supported in part by the significant excess of total deferred tax liabilities over net deferred tax assets. These deferred tax liabilities, primarily related to depreciation, will reverse over the next 15 to 20 years. In addition, as discussed above, certain carryforwards either have no expiration dates or have long carryforward periods prior to their expiration.

Certain income tax returns for Lyondell’s domestic and foreign subsidiaries are currently under examination. If positions raised by the tax authorities on certain issues were upheld, it could have a material adverse effect on Lyondell’s consolidated financial statements. However, Lyondell believes that it has adequately provided for any probable outcome related to these matters, and does not anticipate any material effect from their ultimate settlement or resolution.

The domestic and non-U.S. components of income (loss) before income taxes and a reconciliation of the income tax provision to theoretical income tax computed by applying the U.S. federal statutory tax rate are as follows:

Millions of dollars	2004	2003	2002
Income (loss) before income taxes:
Domestic	$80	$(460)	$(277)
Non-U.S.	(3)	(21)	63

Total	$77	$(481)	$(214)

Theoretical income tax at U.S. statutory rate	$27	$(168)	$(75)
Increase (reduction) resulting from:
Purchased in-process R&D	23	—	—
Decrease in statutory non-U.S. tax rates	(23)	—	—
Other effects of non-U.S. operations	(3)	(5)	11
Changes in estimates for prior year items	—	(5)	(2)
Goodwill and other permanent differences	—	—	(3)
State income taxes, net of federal	(2)	(1)	3
Other, net	1	—	—

Income tax benefit	$23	$(179)	$(66)

Effective income tax rate	29.9%	(37.2)%	(31.0)%

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Income Taxes—(Continued)

The American Jobs Creation Act of 2004 (“the Act”) provides a tax deduction on qualified production activities. Lyondell has significant federal tax loss carryforwards and, as a result, it is not clear whether the tax deduction for qualified production activities under the Act will provide a significant benefit to Lyondell when the tax loss carryforwards have been fully utilized.

The Act also provides tax benefits with respect to the repatriation of foreign earnings. The deduction can result in an effective tax rate of 5.25 percent on the repatriation of certain foreign earnings during a one year period. During the fourth quarter of 2004, Lyondell performed an analysis of the potential beneficial effect under the Act on Lyondell’s current and future repatriation plans. Lyondell determined that the Act will not have a significant effect on Lyondell’s 2004 income tax expense.

In connection with the acquisition of Millennium on November 30, 2004, Lyondell recorded a net deferred tax liability of $11 million with respect to the expected repatriation of $161 million of foreign earnings during 2005, which are expected to qualify under the Act. Lyondell is continuing to perform a further analysis of potential additional repatriation. Lyondell expects to complete this analysis in the second or third quarter of 2005, and does not expect the additional tax provision associated with the potential repatriation to be material.

Lyondell has determined that the undistributed earnings of foreign subsidiaries, exclusive of those earnings designated for repatriation under the American Jobs Act will be permanently reinvested. As a result of this determination, no incremental tax is reflected for the earnings of certain of Lyondell’s foreign manufacturing subsidiaries, including certain subsidiaries acquired as a part of the Millennium acquisition in November of 2004. Due to the complexity of foreign tax law and structure, Lyondell has not quantified the potential tax expense which would be associated with a full repatriation of these earnings.

16. Commitments and Contingencies

Commitments—Lyondell has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for its businesses and at prevailing market prices. Lyondell is also a party to various obligations to purchase products and services, principally for utilities and industrial gases and ore used in the production of TiO2 . These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. Also included in purchase obligations is a commitment to purchase minimum annual quantities of toluene diamine (“TDA”) from Rhodia through 2005 and to reimburse Rhodia for the costs of operating the TDI facility at Pont de Claix, France, through March 2016, for which TDA is the principal raw material. The Rhodia obligations, denominated in euros, include fixed and variable components. The actual future obligation will vary with fluctuations in foreign currency exchange rates, market prices of raw materials and other variable cost components such as utility costs. Approximately 9% of the annual payments through 2005 and 12% of the annual payments thereafter shown in the table below are subject to such variability.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Commitments and Contingencies—(Continued)

At December 31, 2004, estimated future minimum payments under these contracts with noncancelable contract terms in excess of one year are as follows:

Millions of dollars
2005	$1,103
2006	901
2007	740
2008	638
2009	602
Thereafter through 2023	4,656

Total minimum contract payments	$8,640

Lyondell’s total purchases under these agreements were $615 million, $404 million and $305 million in 2004, 2003 and 2002, respectively. The increase in 2004 compared to 2003 reflects the effect of higher natural gas costs in 2004, the strengthening of the euro compared to the U.S. dollar in 2004 and, to a lesser extent, inclusion of Equistar’s and Millennium’s purchases under such contracts in December 2004. The increase in 2003 compared to 2002 primarily reflects the effect of higher natural gas costs in 2003 and lower TDI purchases in 2002 due to maintenance activity at the Rhodia plant.

Crude Supply Agreement—Under the CSA, PDVSA Oil is required to sell, and LCR is required to purchase, 230,000 barrels per day of heavy, high sulfur crude oil, which constitutes approximately 86% of LCR’s refining capacity of 268,000 barrels per day of crude oil. Since April 1998, PDVSA Oil has, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. At such times, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. In certain circumstances, PDVSA Oil made payments to LCR under a different provision of the CSA in partial compensation for such reductions.

LCR has consistently contested the validity of the reductions in deliveries by PDVSA Oil and Petróleos de Venezuela, S.A. (“PDVSA”) under the CSA. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures, and the parties have been unable to resolve their commercial dispute. As a result, in February 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations, which LCR is continuing to litigate.

From time to time, Lyondell and PDVSA have had discussions covering both a restructuring of the CSA and a broader restructuring of the LCR partnership. Lyondell is unable to predict whether changes in either arrangement will occur. If the CSA is modified or terminated or this source of crude oil is otherwise interrupted, due to production difficulties, political or economic events in Venezuela or other factors, LCR could experience significantly lower earnings and cash flows. Subject to the consent of the other partner and rights of first offer and first refusal, the partners each have a right to transfer their interests in LCR to unaffiliated third parties in certain circumstances. If neither CITGO, PDVSA Oil nor their affiliates were a partner in LCR, PDVSA Oil would have an option to terminate the CSA. Depending on then-current market conditions, any breach or termination of the CSA, or reduction in supply thereunder, would require LCR to purchase all or a portion of its crude oil in the merchant market, could subject LCR to significant volatility and price fluctuations and could adversely affect LCR and, therefore, Lyondell. Alternative crude oil supplies with similar margins may not be available for purchase by LCR. During the year ended December 31, 2004, Lyondell received crude oil under the CSA at or above contract volumes.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Commitments and Contingencies—(Continued)

Leased Facility—As a result of its consolidation of Equistar, Lyondell has an ethylene facility in Lake Charles, which has been idled since the first quarter of 2001, pending sustained improvement in market conditions. The facility and land, which are included in property, plant and equipment at a net book value of $145 million, are leased from a subsidiary of Occidental. In May 2003, Equistar and Occidental entered into a new one-year lease, which has renewal provisions for two additional one-year periods at either party’s option. Equistar exercised its first one-year renewal option in April 2004.

Environmental Remediation—A Millennium subsidiary, which is now a subsidiary of Lyondell, has been identified as a Potential Responsible Party (“PRP”) with respect to the Kalamazoo River Superfund Site. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls (“PCBs”), cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion.

At the end of 2001, the U.S. Environmental Protection Agency (“EPA”) took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River.

As of December 31, 2004, the probable liability associated with the river cannot be determined with certainty. A liability of $40 million has been recognized, representing Millennium’s interim allocation of 55% of the $73 million estimated cost of bank stabilization, recommended as the preferred remedy in 2000 by the KRSG. Although the KRSG study identified a broad range of remedial options, not all of those options would represent reasonably possible outcomes. Management does not believe that it can identify a single remedy among those options that would represent the highest-cost reasonably possible outcome.

In addition, Lyondell has recognized a liability of $38 million primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and associated landfills, which are also part of the Kalamazoo River Superfund Site. Although no final agreement has been reached as to the ultimate remedy for these locations, Millennium has begun remediation activity related to these sites.

Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on many factors that have not yet been determined, including the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs.

As of December 31, 2004, Lyondell’s environmental liability for future remediation costs at all current and former plant sites and Superfund sites totaled $147 million. The liabilities for individual sites range from $1 million to $78 million and are expected to be incurred over a number of years, and not be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Commitments and Contingencies—(Continued)

The following table summarizes the activity in Lyondell’s accrued environmental liability for the years ended December 31, 2004 and 2003.

	2004	2003
Balance at January 1	$16	$19
Additional accruals	12	—
Amounts paid	(4)	(3)
Acquisition of Millennium and consolidation of Equistar	123	—

Balance at December 31	$147	$16

Clean Air Act—Under the Clean Air Act, the eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency (“EPA”) under a “one-hour” ozone standard. Emission reduction controls for nitrogen oxides (“NOx”) must be installed at LCR’s refinery and each of Lyondell’s ten facilities in the Houston/Galveston region prior to the November 2007 compliance deadline for the one-hour ozone standard.

In addition, in December 2004, the regulatory agency for the state of Texas, the Texas Commission on Environmental Quality (“TCEQ”), finalized controls over highly reactive, volatile organic compounds (“HRVOCs”). Lyondell and LCR are still assessing the impact of the HRVOC revisions. In addition, in April 2004, the EPA designated the eight-county Houston/Galveston region a moderate non-attainment area under an “eight-hour” ozone standard. As a result, the TCEQ must submit a plan to the EPA in 2007 to demonstrate compliance with the eight-hour ozone standard in 2010. Although the one-hour ozone standard expires in 2005, the controls under that standard will not be relaxed under the EPA’s new eight-hour transition rules. As a result, Lyondell and LCR still will be required to meet the new emission standards for NOx and HRVOCs. The timing and amount of the estimated expenditures are subject to these regulatory and other uncertainties, as well as to obtaining the necessary permits and approvals. The ultimate cost of implementing any plan developed to comply with the final ozone standards cannot be estimated at this time.

The Clean Air Act also specified certain emissions standards for vehicles and, in 1998, the EPA concluded that additional controls on gasoline and diesel fuel were necessary. New standards for gasoline were finalized in 1999 and required refiners to produce a low sulfur gasoline by 2004, with final compliance by 2006. A new “on-road” diesel standard was adopted in January 2001 and will require refiners of on-road diesel fuel to produce 80% as ultra low sulfur diesel (“ULSD”) by June 2006 and 100% by the end of 2009, with less stringent standards for “off road” diesel fuel. To date, the off-road diesel fuel standards have not been finalized. These gasoline and diesel fuel standards will result in increased capital investment for LCR. In addition, these standards could result in higher operating costs for LCR. Lyondell’s business may also be impacted if these standards increase the cost for processing fuel components.

For the years ended December 31, 2004, 2003 and 2002, Lyondell made $30 million, $11 million and $11 million, respectively, of environmentally related capital expenditures at existing facilities. Capital expenditures by Equistar (on a 100% basis) for regulatory compliance in 2004, 2003 and 2002 were $44 million, $38 million and $14 million, respectively, and capital expenditures by LCR (on a 100% basis) for regulatory compliance were $31 million, $16 million and $31 million in the same periods. Lyondell’s 2004 spending included Equistar and Millennium spending for the month of December 2004. Lyondell currently estimates that environmentally related capital expenditures at its facilities, including Equistar and Millennium facilities, will be approximately $120 million for 2005 and $108 million for 2006, including estimated expenditures related to emission control

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Commitments and Contingencies—(Continued)

standards for NOx and HRVOCs, as described above, and a wastewater management project. Capital spending to comply with environmental regulations at LCR’s facilities (on a 100% basis) is estimated to be approximately $96 million in 2005 and $129 million in 2006. The expected increase in environmental spending at LCR’s facilities reflects spending for low sulfur fuels regulations, as well as emission reductions.

The Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, in gasoline sold in areas not meeting specified air quality standards. However, the presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft has led to public concern about the use of MTBE. Certain U.S. states have banned the use of MTBE, while other U.S. federal and state governmental initiatives have sought either to rescind the oxygen requirement for reformulated gasoline or to restrict or also ban the use of MTBE. During 2003, the U.S. House of Representatives and the U.S. Senate produced an energy bill that would have phased out the use of MTBE over 10 years, but also provided limited liability protection for MTBE. The House of Representatives passed the bill as reported out of conference, but the Senate did not. A new energy bill was under consideration in the Senate in 2004 that would have phased out use of MTBE, but would not have provided liability protection. The 2004 Senate bill was not passed during 2004. The final form and timing of the reconciliation of any energy bill in the U.S. Congress is uncertain.

At the state level, a number of states have legislated MTBE bans. Of these, several are mid-West states that use ethanol as the oxygenate of choice. Bans in these states should not impact MTBE demand. However, Connecticut, California and New York have bans of MTBE in place effective January 1, 2004. These bans started to negatively affect MTBE demand during late 2003. In addition, in 2003 several major oil companies substantially reduced or discontinued the use of MTBE in gasoline produced for California markets, negatively affecting 2003 demand. Lyondell estimates that, in 2003, California, Connecticut and New York combined represented approximately one-fourth of U.S. MTBE industry demand.

At this time, Lyondell cannot predict the full impact that these potential U.S. federal and state governmental initiatives and state bans will have on MTBE margins or volumes longer term. Lyondell’s North American MTBE sales represented approximately 14% and 17% of its total revenues for the years ended December 31, 2004 and 2003, respectively. Lyondell intends to continue marketing MTBE in the U.S. However, should it become necessary or desirable to significantly reduce MTBE production, Lyondell would need to make capital expenditures to add the flexibility to produce alternative gasoline blending components, such as iso-octane, iso-octene (also known as “di-isobutylene”) or ethyl tertiary butyl ether (“ETBE”), at its U.S.-based MTBE plant. Lyondell intends to install equipment at its Channelview, Texas facility that would provide Lyondell with the flexibility to produce di-isobutylene, an alternative gasoline component, instead of MTBE at that facility. The current estimated cost of converting Lyondell’s U.S.-based MTBE plant to di-isobutylene production is less than $20 million. Lyondell’s U.S.-based MTBE plant could be converted to ETBE production with minimal capital expenditure. Lyondell is pursuing ETBE viability through legislative efforts. One key hurdle was equal access to the federal subsidy provided for ethanol blended into gasoline for the ethanol component of ETBE, which was addressed in tax legislation enacted in 2004. Lyondell is currently evaluating the effects of the new tax legislation, as well as the di-isobutylene alternative, prior to making any ultimate decision, which will be influenced by further regulatory and market developments. The profit contribution related to alternative gasoline blending components is likely to be lower than that historically realized on MTBE.

Litigation—Together with alleged past manufacturers of lead-based paint and lead pigments for use in paint, Millennium has been named as a defendant in various legal proceedings alleging that Millennium and other manufacturers are responsible for personal injury, property damage, and remediation costs allegedly associated

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Commitments and Contingencies—(Continued)

with the use of these products. The plaintiffs in these legal proceedings include municipalities, counties, school districts, individuals and the State of Rhode Island, and seek recovery under a variety of theories, including negligence, failure to warn, breach of warranty, conspiracy, market share liability, fraud, misrepresentation and nuisance. The majority of these legal proceedings assert unspecified monetary damages in excess of the statutory minimum and, in certain cases, contain general language requesting equitable relief from defendants such as abatement of lead-based paint in buildings. Legal proceedings relating to lead pigment or paint are in various procedural stages of pre-trial, post-trial and post-dismissal settings.

Millennium’s defense costs to date for lead-based paint and lead pigment litigation largely have been covered by insurance. Millennium has not accrued any liabilities for any lead-based paint and lead pigment litigation. Millennium has insurance policies that potentially provide approximately $1 billion in indemnity coverage for lead-based paint and lead pigment litigation. Millennium’s ability to collect under the indemnity coverage would depend upon the timing of any request for indemnity and the solvency of the various insurance carriers that are part of the coverage block at the time of such a request. As a result of insurance coverage litigation initiated by Millennium, an Ohio trial court issued a decision in 2002 effectively requiring certain insurance carriers to resume paying defense costs in the lead-based paint and lead pigment cases. Indemnity coverage was not at issue in the Ohio court’s decision. The insurance carriers may appeal the Ohio decision regarding defense costs, and they have in the past and may in the future attempt to deny indemnity coverage if there is ever a settlement or an adverse judgment in any lead-based paint or lead pigment case.

Indemnification—Lyondell, its subsidiaries and its joint ventures are parties to various indemnification arrangements, including arrangements entered into in connection with acquisitions, divestitures and the formation of joint ventures. For example, Lyondell entered into indemnification arrangements in connection with the transfer of assets and liabilities from Atlantic Richfield Company to Lyondell prior to Lyondell’s initial public offering, in connection with Lyondell’s acquisition of the outstanding shares of ARCO Chemical Company and in connection with the formation of LCR; Equistar and its owner companies (including Lyondell and Millennium) entered into indemnification arrangements in connection with the formation of Equistar; and Millennium entered into indemnification arrangements in connection with its demerger from Hanson plc. Pursuant to these arrangements, Lyondell, its subsidiaries and its joint ventures provide indemnification to and/or receive indemnification from other parties in connection with liabilities that may arise in connection with the transactions and in connection with activities prior to completion of the transactions. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As of December 31, 2004, Lyondell has not accrued any significant amounts for such indemnification obligations, other than amounts under tax sharing agreements that have been reflected in the provision for income taxes, and is not aware of other circumstances that would be likely to lead to significant future indemnification claims against Lyondell. Lyondell cannot determine with certainty the potential amount of future payments under the indemnification arrangements until events arise that would trigger a liability under the arrangements.

General—The Company, its subsidiaries and its joint ventures are, from time to time, defendants in lawsuits, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of legal liability and the resulting financial impact with respect to any such litigation cannot be ascertained with any degree of certainty, the Company does not believe that any ultimate uninsured liability resulting from the legal proceedings in which it, its subsidiaries or its joint ventures currently are involved (directly or indirectly) will individually, or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of the Company.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Commitments and Contingencies—(Continued)

In the opinion of management, any liability arising from the matters discussed in this note is not expected to have a material adverse effect on the financial position or liquidity of the Company. However, the adverse resolution in any reporting period of one or more of these matters discussed in this note could have a material impact on the Company’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

17. Stockholders’ Equity

Preferred Stock—Lyondell has authorized 80 million shares of $.01 par value preferred stock. As of December 31, 2004, none was outstanding.

Common Stock—Pursuant to the acquisition of Millennium after the close of business on November 30, 2004, Lyondell issued 63.1 million shares of common stock to the former Millennium shareholders. Millennium shareholders received 0.95 shares of Lyondell common stock for each share of Millennium common stock. See Note 3 for a discussion of the determination of the fair value of the 63.1 million shares of Lyondell common stock issued.

In October 2003, Lyondell issued 13.8 million shares of common stock, including 2.7 million shares purchased by Occidental Chemical Holding Corporation, a subsidiary of Occidental, receiving net proceeds of approximately $171 million.

Series B Common Stock, Warrants and Right—On August 22, 2002, Lyondell completed certain transactions with Occidental Chemical Holding Corporation (“OCHC”). As a result of these transactions, OCHC received an equity interest in Lyondell, including:

•	34 million shares of newly issued Lyondell Series B common stock. These shares had the same rights as Lyondell’s common stock with the exception of the dividend. The Series B common stock paid a dividend at the same rate as the common stock but, at Lyondell’s option, the dividend was paid in additional shares of Series B common stock through December 31, 2004;

•	five-year warrants to acquire five million shares of Lyondell common stock at $25 per share; and

•	a now-expired right to receive contingent payments equivalent in value to 7.38% of Equistar’s 2002 and 2003 distributions.

In December 2004, Lyondell elected to convert the 38.6 million shares of outstanding Series B common stock to Lyondell common stock. The conversion did not change the total number of outstanding shares. Dividends on the newly converted shares will be paid in cash, beginning in 2005, and no shares of Series B common stock remain outstanding as of December 31, 2004.

There were no distributions by Equistar in 2003 or 2002, and the right to a contingent payment expired with no payments made thereunder.

As a result of these transactions, OCHC owns a 17% equity interest in Lyondell. In connection with the August 2002 transactions with OCHC, Lyondell agreed to provide registration rights to OCHC and its permitted transferees with respect to shares of Lyondell’s common stock issued to OCHC (1) as a dividend, (2) upon conversion of the Series B common stock (which conversion occurred on December 31, 2004) or (3) upon exercise of the warrants referenced above. The warrants do not have registration rights.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Stockholders’ Equity—(Continued)

The $439 million recognized fair value of the 34 million shares of Series B common stock issued was determined based on an average of the high and low per-share stock prices for common stock for 10 consecutive business days, beginning 4 business days prior to and ending 5 business days after August 8, 2002, the first date that the number of shares of Series B common stock to be issued became fixed without subsequent revision. The warrants were valued at $1.60 per share, based upon a value estimated using the Black-Scholes option pricing model. The right to receive contingent payments was valued at $3 million, based on the estimated amount and likelihood of payment in light of Lyondell’s expectations for Equistar’s business results for 2002 and 2003. The total value of the Series B common stock, the warrants and the right as well as $2 million of transaction expenses was $452 million.

Accumulated Other Comprehensive Income (Loss)—The components of accumulated other comprehensive loss were as follows at December 31:

Millions of dollars	2004	2003
Foreign currency translation	$190	$80
Minimum pension liability	(135)	(136)
Other	1	2

Total accumulated other comprehensive income (loss)	$56	$(54)

Rights to Purchase Common Stock—On December 8, 1995, the Board of Directors of Lyondell declared a dividend of one right (“Right”) for each outstanding share of Lyondell’s common stock to stockholders of record on December 20, 1995. The Rights become exercisable upon the earlier of: (i) ten days following a public announcement by another entity that it has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or (ii) ten business days following the commencement of a tender offer or exchange offer to acquire beneficial ownership of 15% or more of the outstanding shares of common stock, except under certain circumstances. The Rights expire at the close of business on December 8, 2005 unless earlier redeemed at a price of $.0005 per Right or exchanged by Lyondell as described in the Rights Agreement dated as of December 8, 1995.

In connection with the sale of securities to Occidental Chemical Holding Corporation described above under “Series B Common Stock, Warrants and Right”, and in connection with Lyondell’s October 2003 common stock offering, Lyondell’s Board of Directors adopted resolutions exempting Occidental from certain definitions used in the agreement pertaining to these Rights. These resolutions authorize Occidental to acquire, without triggering the exercisability of the Rights, beneficial ownership of any securities contemplated by the transaction documents relating to the sale of securities described above under “Series B Common Stock, Warrants and Right” and a specified amount of common stock in the October 2003 common stock offering, as long as their aggregate direct and indirect beneficial ownership does not exceed 40% of Lyondell’s issued and outstanding common stock.

1999 Incentive Plan—On November 30, 2004, Lyondell shareholders approved the adoption of Lyondell’s Amended and Restated 1999 Incentive Plan (the “Incentive Plan”), which provides for the grant of awards to employees of Lyondell and its subsidiaries. Awards to employees may be in the form of (i) stock options, (ii) stock appreciation rights, payable in cash or common stock, (iii) restricted stock, (iv) performance grants denominated in common stock or units denominated in common stock that are subject to the attainment of one or more goals, (v) grants of rights to receive the value of a specified number of shares of common stock (phantom stock), and (vi) a cash payment.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Stockholders’ Equity—(Continued)

The Incentive Plan revised the number of shares of Lyondell common stock available for issuance pursuant to awards granted under the Incentive Plan from 14 million shares to 26 million shares. As of December 31, 2004, 13,325,783 shares remain available for grant. The Incentive Plan also revised the number of shares of Lyondell common stock that may be issued pursuant to restricted stock awards or performance units, the number of shares that may be subject to awards of options or stock appreciation rights, and the value of annual cash awards and performance units that may be received. As of December 31, 2004, no more than 6,172,483 shares of common stock can be issued or delivered pursuant to outstanding or future awards of restricted stock, performance shares, phantom stock or performance units (to the extent settled in shares of common stock), and no more than 1,000,000 shares of common stock are available for incentive stock options. No awards may be granted pursuant to the Incentive Plan after April 8, 2014. During 2004, 2003 and 2002, Lyondell granted stock option awards and restricted stock for 703,727 shares, 2,562,038 shares and 3,232,636 shares, respectively, under this plan.

Restricted Stock Plan—Under the 1995 Restricted Stock Plan, one million shares of common stock are authorized for grants and awards to officers and other key management employees. Lyondell grants fixed awards of common stock that are forfeitable and subject to restrictions on transfer. Vesting is contingent on the participant’s continuing employment with Lyondell for the period specified in the award. During 2003 and 2002, Lyondell granted and issued restricted stock of 185,108 shares and 2,000 shares, respectively, to officers and employees, using treasury stock for this purpose. The shares vest on various dates through July 2008, depending upon the terms of the individual grants. Recipients are entitled to receive dividends on the restricted shares.

Stock Options—The following table summarizes activity, in thousands of shares and the weighted average exercise price per share, relating to stock options. As of December 31, 2004, options covering 11,185,944 shares were outstanding at prices ranging from $11.25 to $36.71 per share.

	2004		2003		2002
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	11,336	$14.60	9,624	$15.04	6,636	$15.59
Granted	494	17.55	2,562	12.86	3,233	13.91
Conversion of Millennium options to Lyondell options	1,278	16.01	—	—	—	—
Exercised	(1,873)	14.48	(533)	13.11	(102)	13.18
Cancelled	(49)	14.50	(317)	16.23	(143)	16.42

Outstanding at end of year	11,186	14.93	11,336	14.60	9,624	15.04

Exercisable at end of year	11,186	14.93	8,615	14.81	6,667	15.53

Stock options vest over a three-year period, with one-third of the shares becoming exercisable on each of the first, second and third anniversaries of the grant date, and generally expire 10 years from the grant date. However, all outstanding options of Lyondell and Millennium became immediately exercisable upon the closing of Lyondell’s acquisition of Millennium.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Stockholders’ Equity—(Continued)

The following table summarizes share data in thousands of shares and the weighted average exercise prices for options outstanding and options exercisable at December 31, 2004, and the weighted average remaining life of options outstanding:

	Options Outstanding			Options Exercisable
Range of Exercise Prices per Share	Shares	Exercise Price	Remaining Life	Shares	Exercise Price
$11.25 to $16.88	9,059	$14.08	7	9,059	$14.08
$16.89 to $25.34	2,078	18.23	6	2,078	18.23
$25.35 to $36.71	49	32.84	4	49	32.84

	11,186			11,186

Convertible Debentures—As a result of Lyondell’s acquisition of Millennium, the holders of Millennium’s 4.00% Convertible Senior Debentures may convert their debentures into shares of Lyondell’s common stock (or equivalent cash or a combination thereof) at a conversion price as of December 31, 2004, subject to adjustment upon certain events, of $13.63 per share, which is equivalent to a conversion rate of 73.36 Lyondell shares per one thousand dollar principal amount of the debentures. As of December 31, 2004, none of the outstanding $150 million principal amount of 4.00% Convertible Senior Debentures had been converted into shares of Lyondell common stock.

18. Per Share Data

Basic earnings (loss) per share for the periods presented is computed based upon the weighted average number of shares of common stock and Series B common stock outstanding during the periods. Diluted earnings (loss) per share also include the effect of outstanding stock options and warrants and restricted stock. Additionally, diluted earnings per share for 2004 includes the effect of the assumed conversion of Millennium’s 4.0% Convertible Debentures into Lyondell common stock for the period following the acquisition of Millennium. Outstanding stock options, warrants and restricted stock had no effect on the calculation of diluted loss per share for 2003 and 2002.

Earnings (loss) per share data and dividends declared per share of common stock were as follows for the year ended December 31:

	2004	2003	2002
Weighted average shares, in millions:
Basic	183.2	164.3	133.9
Diluted	186.0	164.3	133.9
Basic and diluted earnings (loss) per share	$0.29	$(1.84)	$(1.10)
Dividends declared per share of common stock	$0.90	$0.90	$0.90

For purposes of the fully-diluted earnings per share calculation, $0.3 million of after-tax interest expense for December 2004 was added back to net income, consistent with the assumed conversion of Millennium’s 4.0% Convertible Debentures.

See Note 17 for discussion of common stock issued during 2004 and 2003.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19. Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows for the years ended December 31:

Millions of dollars	2004	2003	2002
Interest paid, net of interest capitalized	$443	$391	$347

Net income taxes (paid) received	$(3)	$34	$103

Lyondell’s cash payments for interest in 2004 included a $22 million interest payment in December 2004 on Millennium’s 9.25% Senior Notes, which mature in 2008.

See Note 3 for the cash and noncash effects of Lyondell’s acquisition of Millennium and the resulting step acquisition of Equistar.

As described in Notes 5 and 17, during August 2002, Lyondell issued certain equity securities and a right to Occidental, and received Occidental’s 29.5% interest in Equistar. The transactions included concurrent payments between the parties of agreed amounts of approximately $440 million. The agreed amounts exchanged are included in cash used for investing activities and cash from financing activities.

20. Segment and Related Information

Lyondell sells its products on a global basis primarily to other industrial concerns in the petrochemicals, coatings and refining industries and operates in four reportable segments, as previously described in Note 1:

•	Ethylene, co-products and derivatives (“EC&D”), primarily ethylene; its co-products, including propylene, butadiene and aromatics; and derivatives, including ethylene oxide, ethylene glycol polyethylene and VAM.

•	Propylene oxide and related products (“PO&RP”), including PO; co-products SM and TBA and its derivative, MTBE; PO derivatives, including PG, PGE and BDO; and TDI.

•	Inorganic chemicals, primarily TiO2 and related products.

•	Refining.

At the time of the Millennium acquisition, Lyondell reassessed segment reporting based on the current management structure, including the impact of the integration of Millennium businesses into the Lyondell portfolio of existing businesses. Based on this analysis, Lyondell concluded that management is focused on the four segments listed previously.

Lyondell management evaluates the performance of the EC&D and PO&RP segments and allocates resources based on the integrated economics of ethylene, co-products and derivatives; and PO, co-products and derivatives of PO, respectively. TDI, like PO, is sold into polyurethanes markets and is included in the PO&RP segment.

The inorganic chemicals segment results from the acquisition of Millennium in the fourth quarter 2004. Results include operations of the inorganic chemicals segment for the month of December 2004. With the acquisition of Millennium, Equistar also became a consolidated subsidiary. Results of Equistar operations, in the EC&D segment, prior to December 2004 reflect Lyondell’s previous equity investment in Equistar (see Note 5).

The refining segment consists of Lyondell’s equity investment in LCR (see Note 6).

The accounting policies of the segments are the same as those described in “Summary of Significant Accounting Policies” (see Note 2). No customer accounted for 10% or more of consolidated sales during any year in the three-year period ended December 31, 2004. However, under the terms of LCR’s Products Agreement (see Note 6), CITGO purchases substantially all of the refined products of the refining segment.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20. Segment and Related Information—(Continued)

Summarized financial information concerning reportable segments is shown in the following table. Presentation of prior years’ amounts has been reclassified to conform to Lyondell’s current operating segments.

Millions of dollars	Ethylene, co-products and derivatives	Propylene oxide and related products	Inorganic chemicals	Refining	Other	Total
2004
Sales and other operating revenues:
Customers	$883	$4,982	$97	$—	$6	$5,968
Intersegment	107	24	—	—	(131)	—

	990	5,006	97	—	(125)	5,968
Operating income (loss)	114	66	7	—	(82)	105
Income (loss) from equity investments	141	7	—	303	—	451
Goodwill	270	1,080	825	—	—	2,175
Total assets	6,326	5,824	2,208	229	1,341	15,928
Capital expenditures	16	62	5	—	—	83
Depreciation and amortization expense	27	249	7	—	6	289

2003
Sales and other operating revenues:
Customers	$—	$3,801	$—	$—	$—	$3,801
Intersegment	—	—	—	—	—	—

	—	3,801	—	—	—	3,801
Operating loss	—	(1)	—	—	—	(1)
Income (loss) from equity investments	(228)	(19)	—	144	—	(103)
Goodwill	—	1,080	—	—	—	1,080
Total assets	965	5,632	—	264	772	7,633
Capital expenditures	—	268	—	—	—	268
Depreciation and amortization expense	—	250	—	—	—	250

2002
Sales and other operating revenues:
Customers	$—	$3,262	$—	$—	$—	$3,262
Intersegment	—	—	—	—	—	—

	—	3,262	—	—	—	3,262
Operating income	—	174	—	—	—	174
Income (loss) from equity investments	(117)	(4)	—	135	—	14
Goodwill	—	1,130	—	—	—	1,130
Total assets	1,184	5,267	—	334	663	7,448
Capital expenditures	—	22	—	—	—	22
Depreciation and amortization expense	—	244	—	—	—	244

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20. Segment and Related Information—(Continued)

Operating income (loss) in the “Other” column above includes operating costs not allocated to the segments, including $64 million of purchased IPR&D charges and businesses that are not reportable segments in 2004.

The following table presents the details of “Total assets” as presented above in the “Other” column as of December 31, for the years indicated:

Millions of dollars	2004	2003	2002
Cash and cash equivalents	$804	$438	$286
Company-owned life insurance	145	148	147
Deferred tax assets	276	43	35
Non-reportable segment assets	95	—	—
Other assets, net	269	143	195
Eliminations	(248)	—	—

Total assets	$1,341	$772	$663

The following “Revenues” by country data are based upon the delivery location of the product.

	Revenues
Millions of dollars	2004	2003	2002
United States	$3,329	$1,967	$1,807
Non-U.S.	2,639	1,834	1,455

Total	$5,968	$3,801	$3,262

The following “Long-lived assets” by country data are based upon the location of the assets.

	Long-Lived Assets
Millions of dollars	2004	2003	2002
United States	$5,949	$1,808	$1,941
Non-U.S.:
The Netherlands	898	878	580
France	597	517	442
Other non-U.S.	609	303	176

Total non-U.S.	2,104	1,698	1,198

Total	$8,053	$3,506	$3,139

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Unaudited Quarterly Results

	For the quarter ended
Millions of dollars, except per share data	March 31	June 30	September 30	December 31
2004
Sales and other operating revenues	$1,105	$1,161	$1,307	$2,395
Operating income(a)	23	20	49	13
Income from equity investments	63	97	144	147
Net income (loss)(a)	(15)	3	50	16
Basic and diluted earnings (loss) per share(a)(b)	(0.08)	0.02	0.28	0.08

2003
Sales and other operating revenues	$989	$913	$954	$945
Operating income (loss)	(18)	(6)	20	3
Income (loss) from equity investments	(83)	1	13	(34)
Net loss	(113)	(68)	(44)	(77)
Basic and diluted loss per share(a)	(0.70)	(0.43)	(0.27)	(0.44)

(a)	Operating income, net income and earnings per share for fourth quarter 2004 included a $64 million after-tax charge, or $0.31 per share, for purchased in-process research and development as a result of Lyondell’s acquisition of Millennium on November 30, 2004 and resulting consolidation of Equistar.
(b)	Earnings per common share calculations for each of the quarters are based upon the weighted average number of shares outstanding for each period (basic earnings per share). The sum of the quarters may not necessarily be equal to the full year earnings per share amount.

22. Supplemental Guarantor Information

ARCO Chemical Technology Inc. (“ACTI”), ARCO Chemical Technology L.P. (“ACTLP”) and Lyondell Chemical Nederland, Ltd. (“LCNL”) are guarantors, jointly and severally, (collectively “Guarantors”) of the following LCC debt (see Note 11):

•	Senior Secured Notes, Series A due 2007, 9.625%

•	Senior Secured Notes, Series B due 2007, 9.875%

•	Senior Secured Notes due 2008, 9.5%

•	Senior Subordinated Notes due 2009, 10.875%

•	Senior Secured Notes due 2012, 11.125%, and

•	Senior Secured Notes due 2013, 10.5%.

LCNL, a Delaware corporation and a 100% owned subsidiary of Lyondell, owns a Dutch subsidiary that operates chemical production facilities near Rotterdam, The Netherlands. ACTI is a Delaware corporation, which holds the investment in ACTLP. ACTLP is a Delaware limited partnership, which holds and licenses technology to other Lyondell affiliates and to third parties. The Guarantors are all 100% owned subsidiaries of Lyondell. The guarantees are joint and several and full and unconditional.

Equistar is the issuer (the “Subsidiary Issuer”) of 6.5% notes due 2006 and 7.55% debentures due 2026, which are guaranteed by LCC. As a result of Lyondell’s November 30, 2004 acquisition of Millennium, Equistar became a wholly owned subsidiary of Lyondell.

The following condensed consolidating financial information present supplemental information for the Guarantors and the Subsidiary Issuer as of December 31, 2004 and 2003 and for the three years ended December 31, 2004.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of and for the year ended December 31, 2004

Millions of dollars	Lyondell	Lyondell Guarantors	Equistar	Non- Guarantors	Eliminations	Lyondell
BALANCE SHEET
Total current assets	$1,030	$292	$1,490	$1,787	$(142)	$4,457
Property, plant and equipment, net	778	898	3,167	2,372	—	7,215
Investments and long-term receivables	6,903	295	63	765	(6,836)	1,190
Goodwill, net	722	349	—	1,104	—	2,175
Other assets	278	77	354	182	—	891

Total assets	$9,711	$1,911	$5,074	$6,210	$(6,978)	$15,928

Current maturities of long-term debt	$300	$—	$1	$7	$—	$308
Other current liabilities	498	188	805	536	(40)	1,987
Long-term debt	3,551	—	2,312	1,692	—	7,555
Other liabilities	634	50	394	669	—	1,747
Deferred income taxes	792	163	—	519	3	1,477
Intercompany liabilities (assets)	1,263	221	—	(1,473)	(11)	—
Minority interest	—	26	1	180	(26)	181
Stockholders’ equity	2,673	1,263	1,561	4,080	(6,904)	2,673

Total liabilities and stockholders’ equity	$9,711	$1,911	$5,074	$6,210	$(6,978)	$15,928

STATEMENT OF INCOME
Sales and other operating revenues	$3,002	$1,535	$945	$1,270	$(784)	$5,968
Cost of sales	2,785	1,409	798	1,253	(770)	5,475
Selling, general and administrative expenses	178	24	33	48	—	283
Research and development expenses	34	—	5	66	—	105

Operating income (loss)	5	102	109	(97)	(14)	105
Interest income (expense), net	(433)	1	(18)	1	—	(449)
Other income (expense), net	(114)	(4)	(1)	87	2	(30)
Income (loss) from equity investments	499	197	—	275	(520)	451
Intercompany income (expense)	(69)	18	—	51	—	—
(Benefit from) provision for income taxes	(166)	94	—	95	—	23

Net income	$54	$220	$90	$222	$(532)	$54

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2004

Millions of dollars	Lyondell	Lyondell Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated Lyondell
STATEMENT OF CASH FLOWS
Net income	$54	$220	$90	$222	$(532)	$54
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	87	69	26	107	—	289
(Income) loss from equity investments	(532)	(197)	—	(253)	531	(451)
Distributions of earnings from affiliates	317	197	—	226	(316)	424
Deferred income taxes	(191)	98	—	112	—	19
Purchased in-process research and development	—	—	—	64	—	64
Debt prepayment charges and premiums	18	—	—	—	—	18
Intercompany (receivables) payables, net	629	(182)	—	(447)	—	—
Net changes in working capital and other	89	(20)	(1)	(193)	90	(35)

Net cash provided by (used in) operating activities	471	185	115	(162)	(227)	382

Expenditures for property, plant and equipment	(48)	(8)	(16)	(11)	—	(83)
Distributions in excess of earnings from affiliates	—	13	—	82	—	95
Contributions and advances to affiliates	—	(192)	—	(88)	227	(53)
Cash received in acquisition of Millennium	—	—	—	367	—	367
Cash received in acquisition of Equistar	—	—	85	—	—	85
Other	(12)	—	—	—	—	(12)

Net cash provided by (used in) investing activities	(60)	(187)	69	350	227	399

Repayment of long-term debt	(315)	—	—	(4)	—	(319)
Distributions to owners	—	—	(145)	145	—	—
Dividends paid	(127)	—	—	—	—	(127)
Issuance of long-term debt	—	—	—	4	—	4
Other	21	—	—	2	—	23

Net cash provided by (used in) financing activities	(421)	—	(145)	147	—	(419)
Effect of exchange rate changes on cash	—	(4)	—	8	—	4

Increase (decrease) in cash and cash equivalents	$(10)	$(6)	$39	$343	$—	$366

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of and for the year ended December 31, 2003

Millions of dollars	Lyondell	Guarantors	Non- Guarantors	Eliminations	Consolidated Lyondell
BALANCE SHEET

Total current assets	$824	$223	$312	$—	$1,359
Property, plant and equipment, net	817	879	944	—	2,640
Investments and long-term receivables	5,201	294	1,873	(5,220)	2,148
Goodwill	723	349	8	—	1,080
Other assets	271	76	59	—	406

Total assets	$7,836	$1,821	$3,196	$(5,220)	$7,633

Other current liabilities	$441	$142	$116	$—	$699
Long-term debt	4,149	—	2	—	4,151
Other liabilities	609	44	27	—	680
Deferred income taxes	517	185	90	—	792
Intercompany liabilities (assets)	964	274	(1,238)	—	—
Minority interest	—	24	155	(24)	155
Stockholders’ equity	1,156	1,152	4,044	(5,196)	1,156

Total liabilities and stockholders’ equity	$7,836	$1,821	$3,196	$(5,220)	$7,633

STATEMENT OF INCOME

Sales and other operating revenues	$2,347	$1,062	$2,193	$(1,801)	$3,801
Cost of sales	2,420	1,021	1,959	(1,801)	3,599
Selling, general and administrative expenses	87	23	56	—	166
Research and development expenses	37	(1)	1	—	37

Operating income (loss)	(197)	19	177	—	(1)
Interest income (expense), net	(417)	19	6	—	(392)
Other income (expense), net	(49)	8	55	1	15
Income (loss) from equity investments	159	125	(207)	(180)	(103)
Intercompany income (expense)	(83)	21	62	—	—
(Benefit from) provision for income taxes	(285)	71	35	—	(179)

Net income (loss)	$(302)	$121	$58	$(179)	$(302)

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2003

Millions of dollars	Lyondell	Guarantors	Non- Guarantors	Eliminations	Consolidated Lyondell
STATEMENT OF CASH FLOWS
Net income (loss)	$(302)	$121	$58	$(179)	$(302)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	70	58	122	—	250
(Income) loss from equity investments	(179)	(102)	205	179	103
Distributions of earnings from affiliates	312	100	44	(312)	144
Deferred income taxes	(154)	(20)	2	—	(172)
Debt prepayment charges and premiums	5	—	—	—	5
Gain on sale of equity interest	—	—	(18)	—	(18)
Intercompany (receivables) payables, net	42	351	(393)	—	—
Net changes in working capital and other	53	33	7	—	93

Net cash provided by (used in) operating activities	(153)	541	27	(312)	103

Expenditures for property, plant and equipment	(23)	(225)	(20)	—	(268)
Distributions in excess of earnings from affiliates	—	—	111	—	111
Contributions and advances to affiliates	—	(314)	(135)	312	(137)
Proceeds from sale of equity interest	—	—	28	—	28
Maturity of other short-term investments	44	—	—	—	44

Net cash provided by (used in) investing activities	21	(539)	(16)	312	(222)

Repayment of long-term debt	(103)	—	—	—	(103)
Dividends paid	(116)	—	—	—	(116)
Issuance of long-term debt	318	—	—	—	318
Issuance of common stock	171	—	—	—	171
Other	(4)	—	—	—	(4)

Net cash provided by financing activities	266	—	—	—	266

Effect of exchange rate changes on cash	—	(2)	7	—	5

Increase (decrease) in cash and cash equivalents	$134	$—	$18	$—	$152

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2002

Millions of dollars	Lyondell	Guarantors	Non- Guarantors	Eliminations	Consolidated Lyondell
STATEMENT OF INCOME

Sales and other operating revenues	$2,216	$807	$1,814	$(1,575)	$3,262
Cost of sales	2,259	745	1,469	(1,575)	2,898
Selling, general and administrative expenses	95	17	48	—	160
Research and development expenses	30	—	—	—	30

Operating income (loss)	(168)	45	297	—	174
Interest income (expense), net	(390)	11	6	—	(373)
Other income (expense), net	(82)	22	30	1	(29)
Income (loss) from equity investments	384	129	(95)	(404)	14
Intercompany income (expense)	(139)	37	102	—	—
(Benefit from) provision for income taxes	(247)	76	105	—	(66)

Net income (loss)	$(148)	$168	$235	$(403)	$(148)

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2002

Millions of dollars	Lyondell	Guarantors	Non- Guarantors	Eliminations	Consolidated Lyondell
STATEMENT OF CASH FLOWS
Net income (loss)	$(148)	$168	$235	$(403)	$(148)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	112	40	92	—	244
(Income) loss from equity investments	(403)	3	(17)	403	(14)
Distributions of earnings from affiliates	373	9	126	(373)	135
Deferred income taxes	(49)	10	15	—	(24)
Debt prepayment charges and premiums	23	—	—	—	23
Intercompany (receivables) payables, net	(473)	17	456	—	—
Net changes in working capital and other	106	(16)	(17)	—	73

Net cash provided by operating activities	(459)	231	890	(373)	289

Expenditures for property, plant and equipment	(10)	(4)	(8)	—	(22)
Contributions and advances to affiliates	(3)	(193)	(916)	998	(114)
Distribution from affiliates in excess of earnings	625	—	—	(625)	—
Purchase of equity interest in Equistar	(440)	—	—	—	(440)
Purchase of other short-term investments	(44)	—	—	—	(44)
Other	(3)	—	—	—	(3)

Net cash used in investing activities	125	(197)	(924)	373	(623)

Repayment of long-term debt	(543)	—	—	—	(543)
Dividends paid	(109)	—	—	—	(109)
Issuance of long-term debt	591	—	—	—	591
Issuance of Series B common stock, warrants, and right	440	—	—	—	440
Issuance of common stock	110	—	—	—	110
Other	(18)	—	—	—	(18)

Net cash provided by (used in) financing activities	471	—	—	—	471

Effect of exchange rate changes on cash	—	(7)	10	—	3

Increase (decrease) in cash and cash equivalents	$137	$27	$(24)	$—	$140